Exhibit 10.2
UNITED STATES ENVIRONMENTAL PROTECTION AGENCY
Region V

IN THE MATTER OF:	}
}
LOWER FOX RIVER AND GREEN BAY	}
SUPERFUND SITE, GREEN BAY, WI	}
OPERABLE UNITS 2-5	}
}
Appleton Papers Inc.	}
CBC Coating, Inc.	}
(formerly known as Riverside Paper Corporation),	}
Georgia-Pacific Consumer Products, LP	}
(formerly known as Port James Operating Company),	}
Menasha Corporation,	}
NCR Corporation,	}
P.H. Glatfelter Company,	}
U.S. Paper Mills Corp., and	}
WTM I Company	}
(fomerly known as Wisconsin Tissue Mills, Inc.),	}
}
Respondents.	}
}
EPA Facility ID # WI0001954841	}
	}	U.S. EPA
	}	Docket No. V-W- ’08-C-885
Proceeding Under Section 106(a) of the	}
Comprehensive Environmental Response,	}
Compensation, and Liability Act of 1980,	}
as amended (42 U.S.C. § 9606(a))	}
}

ADMINISTRATIVE ORDER
FOR REMEDIAL ACTION
I. INTRODUCTION AND JURISDICTION
     1. This Order directs Respondents to implement the remedial action for Operable Units 2, 3, 4, and 5 of the Lower Fox River and Green Bay Superfund Site (the “Site”), as set forth in the Records of Decision and Record of Decision Amendment addressing those portions of the Site. This Order is issued to Respondents by the United States Environmental Protection Agency (“U.S. EPA”) under the authority vested in the President of the United States by Section

106(a) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. § 9606(a). This authority was delegated to the Administrator of U.S. EPA on January 23, 1987, by Executive Order 12580 (52 Fed. Reg. 2926), and was further delegated to Regional Administrators by EPA Headquarters Delegation No. 14-14-A on April 15, 1994, and by EPA Headquarters Delegation No. 14-14-B on May 11, 1994, and was further delegated by the Regional Administrator of Region 5 to the Director, Superfund Division, by Region 5 Delegation Nos. 14-14-A and 14-14-B, both dated May 2, 1996.
II. PARTIES BOUND
     2. This Order shall apply to and be binding upon each Respondent identified in Paragraph 7 and its successors and assigns, and each Respondent is jointly and severally responsible for carrying out all activities required by this Order, except as specifically provided by this Order. Failure of one or more Respondent(s) to comply with all or any part of this Order shall not in any way excuse or justify noncompliance by any other Respondent(s). No change in the ownership, corporate status, or other control of any Respondent shall alter any Respondent’s responsibilities under this Order.
     3. Each Respondent shall provide a copy of this Order to any prospective owners or successors before a controlling interest in Respondent’s assets, property rights, or stock is transferred to the prospective owner or successor. Respondents shall provide a copy of this Order to each contractor, subcontractor, laboratory, or consultant retained to perform any work under this Order, within five days after the Effective Date of this Order or on the date such services are retained, whichever is later. Respondents shall also provide a copy of this Order to any person acting on behalf of Respondents with respect to the Site or the work and shall ensure that all contracts and subcontracts entered into hereunder require performance under the contract to be in conformity with the terms and work required by this Order. With regard to the activities undertaken pursuant to this Order, each contractor and subcontractor shall be deemed to be related by contract to the Respondents within the meaning of Section 107(b)(3) of CERCLA, 42 U.S.C. § 9607(b)(3). Notwithstanding the terms of any contract, each Respondent is responsible for compliance with this Order and for ensuring that its contractors, subcontractors and agents perform all work in accordance with this Order.

     4. Not later than 30 days prior to any transfer of any interest in any real property included within the Site, Respondents shall submit a true and correct copy of the transfer documents to U.S. EPA, and shall identify the transferee(s) by name, principal business address and effective date of the transfer.
III. DEFINITIONS
     5. Unless otherwise expressly provided herein, terms used in this Order which are defined in CERCLA or in regulations promulgated under CERCLA shall have the meaning assigned to them in the statute or its implementing regulations. Whenever terms listed below are used in this Order or in the documents attached to this Order or incorporated by reference into this Order, the following definitions shall apply:
          a. “2002 ROD” shall mean the Record of Decision for Operable Unit 1 and Operable Unit 2 at the Site that was signed by U.S. EPA on December 20, 2002, and all attachments thereto; provided, however, that as used herein, the term “2002 ROD” shall only refer to the portions of that Record of Decision that relate to Operable Unit 2 at the Site.
          b. “2003 ROD” shall mean the Record of Decision for Operable Unit 3, Operable Unit 4, and Operable Unit 5 at the Site that was signed by U.S. EPA on June 30, 2003, and all attachments thereto.
          c. “2007 ROD Amendment” shall mean the Record of Decision Amendment for Operable Unit 2 (Deposit DD), Operable Unit 3, Operable Unit 4, and Operable Unit 5 (River Mouth) at the Site that was signed by U.S. EPA on June 27, 2007, and all attachments thereto.
          d. “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601-9675.
          e. “Day” shall mean a calendar day unless expressly stated to be a working day. In computing any period of time under this Order, where the last day would fall on a Saturday, Sunday, or federal holiday, the period shall run until the end of the next working day.
          f. “Effective Date,” as used herein, shall mean the date specified by Paragraph 92 of this Order.

          g. “National Contingency Plan” or “NCP” shall mean the National Contingency Plan promulgated pursuant to Section 105 of CERCLA, 42 U.S.C. § 9605, codified at 40 C.F.R. Part 300, and any amendments thereto.
          h. “Paragraph” shall mean a portion of this Order identified by an Arabic numeral.
          i. “Performance Standards” shall mean those cleanup standards, standards of control, and other substantive requirements, criteria or limitations, identified in the RODs and the accompanying Statements of Work, that the remedial action and work required by this Order must attain and maintain.
          j. “Phase 2A Work” shall mean the elements of the overall Work that are specified by the Phase 2A SOW that is attached as Appendix 2 to this Order.
          k. “Phase 2B Work” shall mean the elements of the overall Work that are specified by the Phase 2B SOW that is attached as Appendix 3 to this Order.
          l. “RODs” shall mean the 2002 ROD and the 2003 ROD, as amended and supplemented by the 2007 ROD Amendment.
          m. “Response Agencies” shall mean the United States Environmental Protection Agency and the Wisconsin Department of Natural Resources.
          n. “Response Costs” shall mean all costs, including direct costs, indirect costs, and interest incurred by the United States to perform or support response actions at the Site, including, but not limited to, contract and enforcement costs.
          o. “Section” shall mean a portion of this Order identified by a Roman numeral that includes one or more Paragraphs.
          p. “Section 106 Administrative Record” shall mean the Administrative Record which includes all documents considered or relied upon by U.S. EPA in preparation of this Order. The Section 106 Administrative Record includes, but is not limited to, the documents and information upon which the Response Agencies based the selection of the response actions for the Site, as reflected in the Administrative Record referenced in Paragraph 21 of this Order. An index of additional documents included in the Section 106 Administrative Record is attached hereto as Appendix 1.

          q. “Site” shall mean the Lower Fox River and Green Bay Superfund Site, which includes approximately 39 miles of the Lower Fox River in northeastern Wisconsin and the bay of Green Bay in Wisconsin and Michigan, as described and depicted in the RODs.
          r. “State” shall mean the State of Wisconsin.
          s. “Statements of Work” or “SOWs” shall mean the statements of work for implementation Phase 2A and Phase 2B of the remedial action at the Site, as well as operation and maintenance and long-term monitoring activities, as set forth in Appendix 2 and Appendix 3 to this Order. Appendix 2 is the Phase 2A SOW and Appendix 3 is the Phase 2B SOW. Those Statements of Work are incorporated into this Order and are an enforceable part of this Order, as provided by Section VII of this Order.
          t. “WDNR” shall mean the Wisconsin Department of Natural Resources.
          u. “Work” shall mean all activities Respondents are required to perform under this Order and all attachments hereto, including, but not limited, to remedial action activities, operation and maintenance, and long-term monitoring activities.
IV. DETERMINATIONS
     6. The Lower Fox River and Green Bay Site includes approximately 39 miles of the Lower Fox River (the “Fox River”) as well as the bay of Green Bay (the “Bay”). The Fox River portion of the Site extends from the outlet of Lake Winnebago and continues downstream to the mouth of the Fox River at the City of Green Bay. The Bay portion of the Site extends from the mouth of the Fox River at the City of Green Bay to the point where the Green Bay enters Lake Michigan. The Site has been divided into five geographically-defined Operable Units( “OUs”), as described in the RODs: OU 1 - Little Lake Butte des Morts; OU 2 — Appleton to Little Rapids; OU 3 — Little Rapids to De Pere; OU 4 — De Pere to Green Bay; and OU 5 — the Bay of Green Bay. Many paper production facilities have operated for many years along the Fox River. Some facilities adjacent to the river manufactured a special type of carbonless copy paper that contained polychlorinated biphenyls (“PCBs”). Other of the facilities along the river used PCB-containing carbonless copy paper as feedstock for the production of other paper products. By both the production of carbonless copy paper and the reprocessing of carbonless copy paper as feedstock, PCBs were released from paper production mills either directly to the Fox River, or indirectly, after passing through publicly-owned wastewater treatment plants. PCBs that were discharged to the Fox River contaminated sediments in the Fox River and the Bay.
     7. The Respondents to this Order comprise the following parties:
          a. NCR Corporation and Appleton Papers Inc.
               i. NCR Corporation (“NCR”) is a party that is liable for payment of response costs and performance of response activities at the Site because NCR is: (1) a successor to at least two corporate predecessors that, at the time of disposal of hazardous substances, owned and/or operated a facility at which such hazardous substances were disposed of, and from which there has been a release of hazardous substances to the Site; and (2) a successor to at least two corporate predecessors that by contract, agreement, or otherwise arranged for disposal or treatment of hazardous substances at a facility owned or operated by another party or entity and from which there has been a release of hazardous substances to the Site
               ii. Appleton Papers Inc. (“API”) is a party that is liable for payment of response costs and performance of response activities at the Site because API is: (1) a successor to one or more corporate predecessors that, at the time of disposal of hazardous substances, owned and/or operated a facility at which such hazardous substances were disposed of, and from which there has been a release of hazardous substances to the Site; and (2) a successor to one or more corporate predecessors that by contract, agreement, or otherwise arranged for disposal or treatment of hazardous substances at a facility owned or operated by another party or entity and from which there has been a release of hazardous substances to the Site.
               iii. NCR and API and their corporate predecessors have owned and/or operated two paper production facilities in the Fox River Valley: one located at 825 E. Wisconsin Avenue in Appleton, Wisconsin (the “Appleton Facility”) and another located at 540 Prospect Street in Combined Locks, Wisconsin (the “Combined Locks Facility”).
               iv. In 1953, Appleton Coated Paper Company (“ACPC”) began working with The National Cash Register Company (which later changed its name to NCR Corporation) on the development and production of carbonless copy paper. In 1954, NCR began marketing its NCR PAPER brand of carbonless copy paper, which ACPC manufactured at the Appleton Facility. Between at least 1954 and 1971, that NCR PAPER was made with an emulsion containing PCBs.

               v. In 1969, NCR acquired Combined Paper Mills, Inc., and that company became a wholly-owned subsidiary of NCR. Both before and after that acquisition, Combined Paper Mills, Inc. owned and/or operated the Combined Locks Facility. PCB-containing NCR PAPER was produced at the Combined Locks Mill between at least 1969 and 1971. In 1970, NCR acquired ACPC, and ACPC became a wholly-owned subsidiary of NCR. In 1971, ACPC was merged into Combined Paper Mills, Inc., which changed its name to Appleton Papers, Inc., and remained a wholly-owned subsidiary of NCR. In 1973, Appleton Papers, Inc. merged into NCR and became known as the Appleton Papers Division of NCR.
               vi. In 1978, Appleton Papers Inc. — a subsidiary of Germaine Monteil Cosmetiques Corp. (“GMCC”) and its GMCC’s parent corporation B.A.T. Industries, p.l.c. (“BAT”) — acquired the assets of the Appleton Papers Division from NCR, and Appleton Papers Inc. and BAT assumed certain liabilities in connection with the asset purchase. BATUS, Inc. was then formed as a holding company for BATS United States subsidiaries, including Appleton Papers Inc. and its immediate parent GMCC. In 1981, Appleton Papers Inc. and certain other GMCC subsidiaries were merged into GMCC, and GMCC’s name was changed to Appleton Papers Inc.
               vii. In 1990, API, together with The Wiggins Teape Group Ltd., was separated from BAT and the two companies were merged to form Wiggins Teape Appleton p.1.c. Later that year, Wiggins Teape Appleton merged with Arjomari Prioux SA. Shortly after the merger, the group changed its name to Arjo Wiggins Appleton p.1.c. API operated as a wholly-owned subsidiary of Arjo Wiggins Appleton p.1.c. until 2001. In 2001, the employees of API acquired ownership of the company from Arjo Wiggins Appleton p.1.c. through the use of an employee stock ownership plan. API retained ownership of the Appleton Facility, but ownership of the Combined Locks Facility was transferred to Appleton Coated, LLC, another entity owned by Arjo Wiggins Appleton p.1.c.
               viii. AT&T bought NCR in 1991 renamed the company AT&T Global Information Solutions Company. In 1996, the company changed its name back to NCR Corporation and NCR was spun off to AT&T’s shareholders as a separate, publicly-traded company.

               ix. Corporate predecessors of NCR and API generated substantial amounts of PCB-containing wastepaper “broke” during production of NCR PAPER between at least 1954 and 1971. That PCB-containing wastepaper broke was sold to other companies and then reprocessed at other paper production facilities that discharged PCB-contaminated wastewater to the Lower Fox River.
               x. As owners and/or operators of the Combined Locks Facility, certain corporate predecessors of API and NCR also discharged wastewater containing PCBs directly to the Lower Fox River in connection with: (1) the Combined Locks Facility’s reprocessing of PCB-containing wastepaper between at least 1954 and 1966; and (2) production of PCB-containing carbonless paper at the Combined Locks Facility between at least 1969 and 1971.
               xi. In connection with the production of PCB-containing carbonless paper at the Appleton Facility between at least 1954 and 1971, corporate predecessors of NCR and API discharged wastewater containing PCBs to the City of Appleton’s wastewater collection systems and publicly-owned treatments works, and the City of Appleton in turn discharged the Appleton Facility’s partially-treated wastewater to the Lower Fox River.
          b. P.H. Glatfelter Company
               i. P.H. Glatfelter Company (“Glatfelter”) is a party that is liable for payment of response costs and performance of response activities at the Site because Glatfelter is: (1) the owner and/or operator of a facility from which there has been a release of hazardous substances to the Site; (2) a party — and a successor to at least one corporate predecessor — that, at the time of disposal of hazardous substances, owned and/or operated a facility at which such hazardous substances were disposed of, and from which there has been a release of hazardous substances to the Site; and (3) a party — and a successor to at least one corporate predecessor — that by contract, agreement, or otherwise arranged for disposal or treatment of hazardous substances at a facility owned or operated by another party or entity and from which there has been a release of hazardous substances to the Site.
               ii. Since at least 1954, Glatfelter and one of its corporate predecessors owned and/or operated a paper production facility located at 225 W. Wisconsin Avenue in Neenah, Wisconsin. In connection with its reprocessing of PCB-containing wastepaper during that time period, that Glatfelter facility discharged wastewater containing PCBs directly to the Lower Fox River.
               iii. Between at least 1954 and 1979, the paper production facility located at 225 W. Wisconsin Avenue in Neenah was owned and/or operated by Bergstrom Paper Company. In 1979, Bergstrom Paper Company was merged into P.H. Glatfelter Company.
          c. WTM I Company
               i. WTM I Company (“WTM I”) is a party that is liable for payment of response costs and performance of response activities at the Site because WTM I is: (1) a party that, at the time of disposal of hazardous substances, owned and/or operated a facility at which such hazardous substances were disposed of, and from which there has been a release of hazardous substances to the Site; and (2) a party that by contract, agreement, or otherwise arranged for disposal or treatment of hazardous substances at a facility owned or operated by another party or entity and from which there has been a release of hazardous substances to the Site.
               ii. Between at least 1954 and 1999, WTM I (formerly known as Wisconsin Tissue Mills, Inc.) owned and/or operated a paper production facility located at 190 Tayco Street in Neenah, Wisconsin. In connection with its reprocessing of PCB-containing wastepaper during that time period, that WTM I facility discharged wastewater containing PCBs to the Neenah-Menasha Sewerage District’s wastewater collection systems and publicly-owned treatment works, and the Neenah-Menasha Sewerage District in turn discharged WTM I’s partially-treated wastewater to the Lower Fox River. Beginning in 1976, the WTM I facility discharged its wastewater directly to the Lower Fox River. In 1999, WTM I transferred ownership of the Neenah Mill to Georgia-Pacific Tissue, LLC.
          d. Menasha Corporation
               i. Menasha Corporation (“Menasha”) is a party that is liable for payment of response costs and performance of response activities at the Site because Menasha is: (1) a party — and a successor to at least one corporate predecessor — that, at the time of disposal of hazardous substances, owned and/or operated a facility at which such hazardous substances were disposed of, and from which there has been a release of hazardous substances to the Site; and (2) a party — and a successor to at least one corporate predecessor — that by contract, agreement, or otherwise arranged for disposal or treatment of hazardous substances at a facility owned or operated by another party or entity and from which there has been a release of hazardous substances to the Site.
               ii. Between at least 1954 and 1983, Menasha and one of its corporate predecessors owned and/or operated a paper production facility located at 69 Washington Street in Menasha, Wisconsin. In connection with its reprocessing of PCB-containing wastepaper during that time period, that Menasha facility discharged wastewater containing PCBs to the Neenah-Menasha Sewerage District’s wastewater collection system and publicly-owned treatment works, and the Neenah-Menasha Sewerage District in turn discharged WTM’s partially-treated wastewater to the Lower Fox River. During that time period, that Menasha facility also discharged a portion of its wastewater directly to the Lower Fox River.
               iii. Between at least 1954 and 1969, the paper production facility located at 69 Washington Street in Menasha, Wisconsin was owned and/or operated by John Strange Paper Company. In 1969, Menasha acquired full ownership of the John Strange Paper Company and the John Strange Paper Company was merged into Menasha Corporation in 1971. In 1983, Menasha sold the former John Strange Paper Company facility to U.S. Paper Mills Corp.
          e. CBC Coating, Inc. (formerly known as Riverside Paper Corp.)
               i. Riverside Paper Corp. (now known as CBC Coating, Inc.) (but referred to herein as “Riverside”) is a party that is liable for payment of response costs and performance of response activities at the Site because Riverside is: (1) the owner and/or operator of a facility from which there has been a release of hazardous substances to the Site; (2) a party —and/or a successor to one or more corporate predecessors — that, at the time of disposal of hazardous substances, owned and/or operated a facility at which such hazardous substances were disposed of, and from which there has been a release of hazardous substances to the Site; and (3) a party — and/or a successor to one or more corporate predecessors — that by contract, agreement, or otherwise arranged for disposal or treatment of hazardous substances at a facility owned or operated by another party or entity and from which there has been a release of hazardous substances to the Site.

     ii. Since at least 1954, Riverside (through its Kerwin Paper Co. Division) has owned and/or operated a paper production facility located at 800 S. Lawe Street in Appleton, Wisconsin. In connection with its reprocessing of PCB-containing wastepaper during that time period, that Riverside facility discharged wastewater containing PCBs to the City of Appleton’s wastewater collection system and publicly-owned treatments works, and the City of Appleton in turn discharged Riverside’s partially-treated wastewater to the Lower Fox River.
     iii. U.S. EPA is informed and believes that Riverside Paper Corp. sold certain of its assets to Pacon Corporation in June 2007 and changed its name to CBC Coating, Inc.
          f. US. Paper Mills Corp.
               i. U.S. Paper Mills Corp. “U.S. Paper”) is a party that is liable for payment of response costs and performance of response activities at the Site because U.S. Paper is: (1) the owner and/or operator of a facility from which there has been a release of hazardous substances to the Site; (2) a party — and/or a successor to one or more corporate predecessors — that, at the time of disposal of hazardous substances, owned and/or operated a facility at which such hazardous substances were disposed of, and from which there has been a release of hazardous substances to the Site; and (3) a party — and/or a successor to one or more corporate predecessors — that by contract, agreement, or otherwise arranged for disposal. or treatment of hazardous substances at a facility owned or operated by another party or entity and from which there has been a release of hazardous substances to the Site.
               ii. Since at least 1954, U.S. Paper (and/or one or more of its corporate predecessors) has owned and/or operated a paper production facility located at 824 Fort Howard Avenue in De Pere, Wisconsin. In connection with its reprocessing of PCB-containing wastepaper during that time period, that U.S. Paper facility discharged wastewater containing PCBs directly to the Lower Fox River. Since at least 1970, that U.S. Paper facility discharged its wastewater to the City of De Pee’s wastewater collection system and publicly-owned treatment works, and the City of De Pere in turn discharged U.S. Paper’s partially-treated wastewater to the Lower Fox River.
               iii. In 1983, US. Paper purchased the former John Strange Paper Company facility located at 69 Washington Street in Menasha, Wisconsin and assumed certain liabilities in connection with that asset purchase. U.S. Paper has owned and/or operated the former John Strange Paper Company facility since 1983. Since 1983, wastewater generated by that facility has been discharged to the Neenah-Menasha Sewerage District’s wastewater collection system and publicly-owned treatment works, and the Neenah-Menasha Sewerage District in turn discharged that facility’s partially-treated wastewater to the Lower Fox River.
               iv. In 2001, Sonoco Products Company acquired the stock of U.S. Paper Mills Corp. and U.S. Paper was named Sonoco-U.S. Mills, Inc. The company’s name has recently been changed back to U.S. Paper Mills Corp.
          g. Georgia-Pacific Consumer Products LP
              [formerly known as Fort James Operating Company)
               i. Georgia-Pacific Consumer Products LP (“Georgia-Pacific”) is a party that is liable for payment of response costs and performance of response activities at the Site because Georgia-Pacific is: (1) the owner and/or operator of a facility from which there has been a release of hazardous substances to the Site; (2) a party — and a successor to at least one corporate predecessor — that, at the time of disposal of hazardous substances, owned and/or operated a facility at which such hazardous substances were disposed of, and from which there has been a release of hazardous substances to the Site; and (3) a party — and a successor to at least one corporate predecessor — that by contract, agreement, or otherwise arranged for disposal or treatment of hazardous substances at a facility owned or operated by another party or entity and from which there has been a release of hazardous substances to the Site.
               ii. Since at least 1954, Georgia-Pacific and at least one of its corporate predecessors have owned and/or operated a paper production facility located at 1919 South Broadway in Green Bay, Wisconsin. In connection with its reprocessing of PCB-containing wastepaper during that time period, that Georgia-Pacific facility discharged wastewater containing PCBs directly to the Lower Fox River. U.S. EPA also is informed and believes that, at certain times during that period, a corporate predecessor of Georgia-Pacific sold wastepaper containing PCBs to at least one other paper production facility that discharged its PCB-contaminated wastewater to the Lower Fox River (i.e., the U.S. Paper Mills De Pere facility).

               iii. Between at least 1954 and 1997, the paper production facility located at 1919 South Broadway in Green Bay was owned and/or operated by Fort Howard Corporation. In 1997, Fort Howard Corporation was merged into Fort James Operating Company, a wholly-owned subsidiary of Fort James Corporation. The stock of Fort James Corporation was acquired by Georgia-Pacific Corporation in 2000. In 2005, Koch Industries, Inc. acquired ownership of Georgia-Pacific Corporation (and it’s wholly owned subsidiaries Fort James Corporation and Fort James Operating Company).
               iv. In December 2006, Fort James Operating Company converted from a Virginia corporation to a Delaware corporation, and that Delaware corporation was in turn converted to a Delaware limited partnership named Georgia-Pacific Consumer Products LP. Under Delaware law, the entity that results from any such conversion is deemed to be the same entity as the original entity that was converted.
     8. Between 1996 and 1998, the United States Fish and Wildlife Service, under the authority of Section 104(e) of CERCLA, 42 U.S.C. § 9604(e), issued the Respondents and other parties information requests relating to the Site. Each Respondent submitted written responses to those information requests.
     9. On July 28, 1998 (63 Fed. Reg. 40247), pursuant to Section 105 of CERCLA, 42 U.S.C. § 9605, U.S. EPA proposed to place the Lower Fox River and Green Bay Superfund Site (also called the “Fox River NRDA/PCB Releases Site”) on the National Priorities List, set forth at 40 C.F.R. Part 300, Appendix B.
     10. On May 26, 2000, U.S. EPA, Fort James Corporation and Fort James Operating Company entered into an Administrative Order on Consent providing for the performance of removal activities in connection with a portion of the Site known as Sediment Management Unit 56/57.
     11. Pursuant to CERCLA and the National Contingency Plan, a Remedial Investigation and Feasibility Study (“RI/FS”) for the Site was prepared under WDNR’s technical lead, and draft RI/FS reports were released for public comment in March 1999. In October 2001, U.S. EPA and WDNR issued and sought public comment on a proposed remedial action plan for the Site. Final RI/FS reports for the Site were published in December 2002.

     12. In December 2002, the Response Agencies signed and issued a Record of Decision for Operable Units 1 and 2 at the Site.
     13. In June 2003, the Response Agencies signed and issued a Record of Decision for Operable Units 3, 4 and 5 at the Site.
     14. On July 1, 2083, the Response Agencies and WTM I Company entered into an Administrative Order on Consent providing for the performance of the remedial design for Operable Unit 1 at the Site.
     15. The United States, the State of Wisconsin, P.H. Glatfelter Company and WTM I Company entered into a consent decree providing for the performance of the remedial action at Operable Unit 1 of the Site, and the court approved and entered that Consent Decree on April 12, 2004.
     16. On March 5, 2004, the Response Agencies entered into an Administrative Order on Consent with NCR Corporation and Fort James Operating Company that provided for the performance of the remedial design for Operable Units 2 through 5 at the Site.
     17. The United States and the State of Wisconsin entered into a Consent Decree with NCR Corporation and U.S. Paper (then called Sonoco-U.S. Mills, Inc.) that provided for performance of an initial phase of the remedial action in Operable Unit 4 at the Site, and the court approved and entered that Consent Decree on November 3, 2006.
     18. On February 23, 2007, the Response Agencies issued each Respondent a notice letter captioned “General Notice of Potential Liability and Request to Participate in Remedial Action Implementation Negotiations Relating to Operable Units 2-5.’
     19. In June 2007, the Response Agencies signed and issued a Record of Decision Amendment for Operable Unit 2 (Deposit DD), Operable Unit 3, Operable Unit 4 and Operable Unit 5 (River Mouth) at the Site.
     20. Pursuant to Section 117 of CERCLA, 42 U.S.C. § 9617, U.S. EPA provided an opportunity for public comment on all proposed remedial actions at the Site. Similarly, Respondents were given an opportunity to comment on each proposed plan for remedial action and to supplement the Administrative Record regarding a decision for selection of final plans for remedial action.

     21. The decisions by the Response Agencies on the remedial action to be implemented at OUs 2-5 at the Site are embodied in the RODs. More specifically, the remedial action to be implemented at OU 2 is specified by the 2002 ROD, as amended and supplemented by the 2007 ROD Amendment, and the remedial action to be implemented at OUs 3-5 is specified by the 2003 ROD, as amended and supplemented by the 2007 ROD Amendment. The RODS are an enforceable part of this Order and are incorporated herein by this reference. The RODs are supported by an Administrative Record which contains the documents and information upon which the Response Agencies based the selection of the response actions. The Response Agencies’ selected response actions, as set forth in the RODs, have been determined to provide adequate protection of public health, welfare and the environment; meet all federal and State environmental laws; and be cost effective.
     22. The Site is contaminated with PCBs, a hazardous substance and probable human carcinogen, as a result of PCB-contaminated wastewater that the Respondents discharged to the Fox River (either directly or indirectly).
     23. OU 2 (Deposit DD), OU 3, OU 4, and OU 5 (River Mouth) are estimated to contain approximately 6.6 million cubic yards of PCB-contaminated sediment at levels above the risk-based PCB Remedial Action Level of 1.0 part per million specified by the RODs. Other areas in OU 2 and OU 5 contain significant additional volumes of PCB-contaminated sediment.
     24. As of 2002, the Lower Fox River and Green Bay areas supported a population of 595,000, about 10% of the population of Wisconsin.
     25. Because fish and wildlife are contaminated with PCBs, people who eat contaminated fish or waterfowl may suffer adverse health effects. As noted in the 2003 ROD, a Human Health Risk Assessment for the Site supported a determination that that cancer risks were as high as 7.4 in 10,000 for recreational anglers and 1.0 in 1,000 for high-intake fish consumers. Those cancer risks for recreational anglers and high-intake fish consumers are more than 20 times greater than background risks calculated for eating fish from Lake Winnebago (which is a background location relative to the Lower Fox River and Green Bay).
     26. As discussed in the 2003 ROD, the Human Health Risk Assessment for the Site also led to the calculation of hazard indices (HO for human non-cancer risks that were as high as 27.7 for recreational anglers and 38.0 far high-intake fish consumers, far exceeding the HI value of 1.0 established to protect people from long-term adverse non-cancer health effects. The non-cancer health effects associated with exposure to PCBs include reproductive effects, developmental effects, and immune system suppression. The highest non-cancer HIs for recreational anglers and high-intake fish consumers are mere than 20 times greater than background HIs calculated for eating fish from Lake Winnebago.
     27. Fish consumption advisories for the Site were first issued in 1976 and 1977 by WDNR and the State of Michigan, respectively. The advisories are still in effect.
     28. Ecological risks from PCBs include risks to benthic invertebrates, fish, fish eating birds, carnivorous birds, and fish eating mammals. At the Site, PCB concentrations in those organisms greatly exceed acceptable risk levels.
     29. Based on evaluations supporting the Feasibility Study for the Site, it has been estimated that 276 to 486 pounds of PCBs are discharged from the Lower Fox River to Green-Bay each year, and that 269 pounds of PCBs an discharged from Green Bay to Lake Michigan each year.
     30. The RODS require sediment removal by dredging as the primary remedial approach at the Site, Under certain eligibility criteria specified in the ROD Amendment, other alternative remedial approaches may be used at the Site, which include a combination of dredging and capping, capping alone, and placement of sand covers. The short-term and long-term objectives of the RODS include: removing and containing PCB-contaminated sediment in each OU; achieving further reductions in PCB surface concentrations through natural recovery processes; achieving corresponding reductions in PCB levels in the water column and in fish tissue; and ensuring continuation of those benefits to human health and the environment through long-term operation and maintenance and institutional controls.
     31. The Lower Fax River and Green Bay Superfund Site is a “facility” as defined in Section 101(9) of CERCLA, 42 U.S.C. 5 9601(9). In addition, each paper production facility and each publicly-owned treatment works referenced above in Paragraph 7 is a facility” as defined in Section l0l(9) of CERCLA, 42 U.S.C. § 9601(9).
     32. There has been a “release” and/or a “threatened release” of a “hazardous substance” from each “facility” referenced in the preceding Paragraph, within the meaning CERCLA Sections 101(14), 101(22), and 107(a), 42 U.S.C. §§ 9601(14), 9601(22). and 9607(a).

For example, PCB-containing wastewater was discharged into the environment from each paper production facility and each publicly owned treatment works referenced above in Paragraph 7, and PCBs are escaping and leaching into the environment from contaminated sediments at the Site.
     33. The releases and/or threatened releases referenced in the preceding Paragraph have caused the incurrence of “response” costs, within the meaning of CERCLA Sections 101(25) and 107(a), 42 U.S.C. § 9601(25) and 9607(a). The potential for future migration of hazardous substances at and from the Site also poses a threat of a “release” as defined in CERCLA Section 101(22), 42 U.S.C. § 9601(22).
     34. Each Respondent is a “person” as defined in Section 101(21) of CERCLA, 42 U.S.C. § 9601(21).
     35. For the reasons described above in Paragraph 7, each Respondent is a liable party as defined in Section 107(a) of CERCLA, 42 U.S.C. § 9607(a).
     36. The release or threatened release of one or more hazardous substances from the facilities referenced above may be presenting an imminent and substantial endangerment to the public health or welfare or the environment.
     37. The actions required by this Order are necessary to protect the public health, welfare, or the environment and are consistent with the National Contingency Plan, as amended, and CERCLA.
V. NOTICE TO THE STATE
     38. U.S. EPA has notified the State of Wisconsin, as represented by the Wisconsin Department of Natural Resources (“WDNR”), that U.S. EPA intends to issue this Order. U.S. EPA will consult with the State and the State will have the opportunity to consult with U.S. EPA regarding all work to be performed under this Order, and any other issues which arise while the Order remains in effect.
VI. CURRENT STATUS OF THE REMEDIAL DESIGN
AND THE REMEDIAL ACTION
     39. The remedial design and remedial action for OU 1 at the Site currently are being performed and funded by Glatfelter, WTM I, and Menasha, under a Consent Decree that was approved and entered on April 12, 2004 in the case captioned United States and the State of Wisconsin v. P.H. Glatfelter Co. and WTM I Co., Case No. 03-C-0949 (E.D. Wis.). Under that Consent Decree, Glatfelter and WTM have been performing the remedial action in OU 1, as required by the 2002 ROD, since 2004. Since entry of the Consent Decree, Glatfelter, WTM I, and Menasha have agreed to provide additional funding for the continuation of that work in OU 1 pursuant to a set of Agreed Supplements to the Consent Decree. The sediment remediation work in OU 1 will continue, at least through 2008 and 2009. This Administrative Order only addresses OUs 2-5, so it has no effect on the Consent Decree with Glatfelter and WTM I for OU 1.
     40. To date, remedial design activities for OUs 2-5 at the Site have been performed under a Settlement Agreement and Administrative Order on Consent with Georgia-Pacific and NCR, captioned In re Lower Fox River and Green Bay Site, U.S. EPA Region 5, CERCLA Docket No. V-W-’04-C-781 (the “RD Settlement Agreement”). The remedial design work is continuing under the RD Settlement Agreement, so this Administrative Order does not address remedial design requirements for OUs 2-5, and it has no effect on the RD Settlement Agreement.
     41. U.S. EPA and WDNR previously determined that the remedial action for OUs 2-5 should be conducted in two main phases to expedite the response in a particular area known as the “Phase 1 Project Area.” The Phase 1 Project Area is just downstream from the De Pere dam, along the west bank of the Lower Fox River, near the City of Green Bay. Phase 1 of the remedial action addresses PCB-contaminated sediments in that area, which have especially high PCB concentrations. U.S. EPA and WDNR concluded that the accelerated removal of PCBs in that area would therefore have significant benefits to the environment and public health. All remaining elements of the remedial action in OUs 2-5 would be implemented in Phase 2.
     42. Phase 1 of the remedial action is currently being implemented under a Consent Decree with NCR and U.S. Paper in the case captioned United States and the State of Wisconsin v. NCR Corporation and Sonoco-U.S. Mills, Inc., Case No. 06-C-484 (E.D. Wis.). Most of work on Phase 1 of the remedial action was completed in 2007. Some additional work is expected to be performed in 2008. This Administrative Order does not address Phase 1 of the remedial action, and it has no effect on that Consent Decree.
     43. EPA and WDNR have determined that it will be feasible and practicable for

Respondents to commence full-scale sediment remediation for Phase 2 of the OU 2-5 remedial action at the start of the 2009 construction season, such that sediment remediation occurs throughout the 2009 construction season. Full-scale sediment remediation will then continue throughout subsequent years, until completion of construction of the OU 2-5 remedial action. To adhere to that project schedule, Respondents will need to perform significant preparatory activities in 2008, including: (i) procuring certain equipment (such as dewatering and water treatment equipment), including entering into required contracts; (ii) performing staging site preparation work and associated infrastructure construction, including entering into required contracts; (iii) developing landfill facilities and/or procuring landfill space for disposal of dredged sediment, including entering into required contracts; (iv) completing site surveys (such as historical site investigations); and (v) obtaining access agreements for performance of the remedial action, as described by Paragraph 71. For that reason, U.S. EPA and WDNR have determined that Phase 2 of the OU 2-5 remedial action should be subdivided and staged as follows: (i) Phase 2A consists of work to be performed before the end of 2008, in preparation for the commencement and continuation of full-scale sediment remediation within OUs 2-5; (ii) Phase 2B comprises all remaining work to implement the OU 2-5 remedial action (such as the performance of full-scale sediment remediation in 2009 and subsequent years) and other related response activities (such as operation and maintenance and long-term monitoring activities).
VII. ORDER
     44. The following parties are collectively referred to in this Order as the “Respondents”: Appleton Papers Inc.; CBC Coating, Inc. (formerly known as Riverside Paper Corporation); Georgia-Pacific Consumer Products, LP (formerly known as Fort James Operating Company); Menasha Corporation; NCR Corporation; P.H. Glatfelter Company; U.S. Paper Mills Corp.; and WTM I Company (formerly known as Wisconsin Tissue Mills, Inc.).
     45. For the purpose of this Order, the term “Affected Respondents” shall mean only those Respondents that are ordered to perform particular tasks under the following Paragraphs of this Section VII of this Order, or under other corresponding provisions of this Order.
     46. Phase 2A Work. Based on the foregoing, each of the following Affected

Respondents is ordered to comply with the provisions of this Order and to perform the Phase 2A Work as set forth in the accompanying Phase 2A SOW (attached hereto as Appendix 2):
(i) API, NCR, Riverside, and U.S. Paper are hereby ordered to perform all tasks referenced in the accompanying Phase 2A SOW;
(ii) Georgia-Pacific is hereby ordered to perform all tasks referenced in the accompanying Phase 2A SOW, other than any tasks that relate solely to OU 2 and/or OU 3 at the Site.
All such work shall be completed in accordance with the schedules and requirements specified by the Phase 2A SOW, and with any instructions from U.S. EPA’s Remedial Project Manager (“RPM”) for the Site. This Paragraph of this Administrative Order, and the obligation to comply with the requirements imposed by this Paragraph, shall take effect on the Effective Date specified by Paragraph 92 of this Order.
     47. Phase 2B Work. Based on the foregoing, each of the following Affected Respondents is ordered to comply with the provisions of this Order and to perform the Phase 2B Work as set forth in the accompanying Phase 2B SOW (attached hereto as Appendix 3):
(i) API, Glatfelter, Menasha, NCR, Riverside, U.S. Paper, and WTM I are hereby ordered to perform all tasks referenced in the accompanying Phase 2B SOW;
(ii) Georgia-Pacific is hereby ordered to perform all tasks referenced in the accompanying Phase 2B SOW, other than any tasks that date solely to OU 2 and/or OU 3 at the Site.
All such work shall be completed in accordance with the schedules and requirements specified by the Phase 2B SOW, and with any instructions from U.S. EPA’s RPM for the Site. This Paragraph of this Administrative Order, and the obligation to comply with the requirements imposed by this Paragraph, shall take effect on August 15, 2008.
     48. Based on the foregoing, each Respondent is hereby ordered to comply with all other requirements of this Order, as specified herein.
VIII. WORK TO BE PERFORMED
     49. All work plans, reports, engineering design documents, and other deliverables (“work plans and deliverables”), as described throughout this Order, shall be submitted to WDNR (except documents claimed to contain confidential business information) and U.S. EPA. All work plans and deliverables will be reviewed and either approved, approved with modifications, or disapproved by U.S. EPA, in consultation with WDNR. In the event of approval or approval with modifications by U.S. EPA, the Affected Respondents shall proceed to take any action required by the work plan, report, or other item, as approved or modified by U.S. EPA. If the work plan or other deliverable is approved with modifications or disapproved, U.S. EPA will provide, in writing, comments or modifications required for approval. The Affected Respondents shall amend the work plan or other deliverable to incorporate only those comments or modifications required by U.S. EPA. Within 21 days of the date of U.S. EPA’s written notification of approval with modifications or disapproval, the Affected Respondents shall submit an amended work plan or other deliverable. U.S. EPA shall review the amended work plan or deliverable and either approve or disapprove it. Failure to submit a work plan, amended work plan or other deliverable shall constitute noncompliance with this Order. Submission of an amended work plan or other deliverable which fails to incorporate all of U.S. EPA’s required modifications, or which includes other unrequested modifications, shall also constitute noncompliance with this Order. Approval by U.S. EPA of the work plan or other deliverable shall cause said approved work plan or other deliverable to be incorporated herein as an enforceable part of this Order. If any work plan or other deliverable is not approved by U.S. EPA, the Affected Respondents shall be deemed to be in violation of this Order.
     50. The work performed by the Affected Respondents pursuant to this Order shall, at a minimum, achieve the performance standards specified in the RODS and SOWS. Nothing in this Order, or in U.S. EPA’s approval of any work plan or other deliverable, shall be deemed to constitute a warranty or representation of any kind by U.S. EPA that full performance of the remedial design or remedial action will achieve the performance standards set forth in the RODs and in the SOWs. The Affected Respondents’ compliance with such approved documents does not foreclose U.S. EPA from seeking additional work.
     51. All materials remove from the Site shall be disposed of or treated at a facility approved in advance of removal by U.S. EPA’s RPM and in accordance with: (1) Section 121(d)(3) of CERCLA, 42 U.S.C. § 9621(d)(3); (2) the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. § 6901, et seq., as amended; (3) 40 C.F.R. § 300.440; and (4) all other applicable federal, State, and local requirements. The identity of the receiving facility and state will be determined by Affected Respondents following the award of the pertinent contract(s) for remedial action construction. The Affected Respondents shall provide written notice to the RPM which shall include all relevant information, including the information required by Paragraph 52 below, as soon as practicable after the award of the contract(s) and before the hazardous substances are actually shipped off-Site.
     52. Prior to any off-site shipment of hazardous substances from the Site to an out-of-state waste management facility, the Affected Respondents shall provide written notification to the appropriate state environmental official in the receiving state and to U.S. EPA’s RPM of such shipment of hazardous substances. However, the notification of shipments to the state shall not apply to my off-Site shipments when the total volume of all shipments from the Site to the state will not exceed 10 cubic yards. The notification shall be in writing, and shall include the following information, where available: (1) the name and location of the facility to which the hazardous substances are to be shipped; (2) the type and quantity of the hazardous substances to be shipped; (3) the expected schedule for the shipment of the hazardous substances; and (4) the method of transportation. The Affected Respondents shall notify the receiving state of major changes in the shipment plan, such as a decision to ship the hazardous substances to another facility within the same state, or to a facility in another state.
     53. The Affected Respondents shall cooperate with U.S. EPA in providing information regarding the work to the public. When requested by U.S. EPA, the Affected Respondents shall participate in the preparation of such information for distribution to the public and in public meetings which may be held or sponsored by U.S. EPA to explain activities at or relating to the Site.
     54. Within 30 days after the Respondents conclude that all phases of the remedial action have been fully performed, Respondents shall so notify U.S. EPA and shall schedule and conduct a pre-certification inspection to be amended by Respondents and U.S. EPA. The pre- certification inspection shall be followed by a written report submitted within 30 days of the inspection by a registered professional engineer and the Respondents’ Project Coordinator(s) certifying that the remedial action has been completed in full satisfaction of the requirements of this Order. If, after completion of the pre-certification inspection and receipt and review of the written report, U.S. EPA determines that the remedial action or any portion thereof has not been completed in accordance with this Order, U.S. EPA shall notify the Affected Respondents in writing of the activities that must be undertaken to complete the remedial action and shall set forth in the notice a schedule for performance of such activities. Consistent with this Order, the Affected Respondents shall perform all activities described in the notice in accordance with he specifications and schedules established therein. If U.S. EPA concludes, following the initial or any subsequent certification of completion by Respondents that the remedial action has been fully performed in accordance with this Order, U.S. EPA may notify Respondents that the remedial action has been fully performed. U.S. EPA’s notification shall be based on present knowledge and Respondents’ certification to U.S. EPA, and shall not limit U.S. EPA’s right to perform periodic reviews pursuant to Section 121(c) of CERCLA, 42 U.S.C. § 9621(c), or to take or require any action that in the judgment of U.S. EPA is appropriate at the Site, in accordance with 42 U.S.C. §§ 9604, 9606, or 9607. Even after certification of completion of the remedial action by U.S. EPA, the Affected Respondents shall continue to perform any ongoing elements of the Phase 2B Work, including and operation, maintenance, and monitoring activities required by the Phase 2B Work Plan.
IX. PERIODIC REVIEW
     55. Under Section 121(c) of CERCLA, 42 U.S.C. § 9621(c), and my applicable regulations, where hazardous substances will remain on Site at the completion of the remedial action, U.S. EPA may review the Site to assure that the work performed pursuant to this Order adequately protects human health and the environment. Until such time as U.S. EPA certifies completion of the work, the Affected Respondents shall conduct the requisite studies, investigations, or other response actions as determined necessary by U.S. EPA in order to permit U.S. EPA to conduct the review under Section 121(c) of CERCLA. As a result of any review performed under this Paragraph, the Affected Respondents may be required to perform additional work or to modify work previously performed.
X. ADDITIONAL RESPONSE ACTIONS
     56. In the event that U.S. EPA determines that additional work or modifications to work are necessary to meet performance standards, to maintain consistency with the final remedy, or to otherwise protect human health or the environment, U.S. EPA will notify

Respondents that additional response actions are necessary and U.S. EPA’s notice will identify the Affected Respondents that will be required to perform such additional response actions. U.S. EPA may also require the Affected Respondents to modify any plan, design, or other deliverable required by this Order, including any approved modifications.
     57. Within 30 days of receipt of notice from U.S. EPA that additional response activities are necessary, the Affected Respondents shall submit for approval an Additional RD/RA Work Plan pursuant to Paragraph 49 herein. Upon U.S. EPA’s approval of the Additional RD/RA Work Plan, the Additional RD/RA Work Plan shall become an enforceable part of this Order, and the Affected Respondents shall implement the Additional RD/RA Work Plan for additional response activities in accordance with the standards, specifications, and schedule contained therein. Failure to submit an Additional RD/RA Work Plan shall constitute noncompliance with this Order.
XI. ENDANGERMENT AND EMERGENCY RESPONSE
     58. In the event of any event during the performance of the work which causes or threatens to cause a release of a hazardous substance or which may present an immediate threat to public health or welfare or the environment, the Affected Respondents shall immediately take all appropriate action to prevent, abate, or minimize the threat, and shall immediately notify U.S. EPA’s RPM or alternate RPM. If neither of these persons is available, the Affected Respondents shall notify the U.S. EPA Emergency Response Unit, Region V. The Affected Respondents shall take further action in consultation with U.S. EPA’s RPM and in accordance with all applicable provisions of this Order, including but not limited to the health and safety plan and the contingency plan. In the event that the Affected Respondents fail to take appropriate response action as required by this Paragraph, and U.S. EPA takes that action instead, the Affected Respondents shall reimburse U.S. EPA for all costs of the response action not inconsistent with the NCP. The Affected Respondents shall pay the response costs in the manner described in Section XIX (Reimbursement of Response Costs) of this Order, within 30 days of U.S. EPA’s demand for payment.
     59. Nothing in the preceding Paragraph shall be deemed to limit any authority of the United States to take, direct, or order all appropriate action to protect human health and the environment or to prevent, abate, or minimize an actual or threatened release of hazardous substances on, at, or from the Site.
XII. PROGRESS REPORTS
     60. In addition to the other deliverables set forth in this Order, the Respondents hall provide monthly progress reports to U.S. EPA and WDNR with respect to actions and activities undertaken pursuant to this Order. More specifically: (1) the Affected Respondents that are responsible for performing the Phase 2A Work shall submit monthly progress reports on the Phase 2A Work until that work is completed; and (2) the Affected Respondents that are responsible for performing the Phase 2B Work shall submit monthly progress reports on the Phase 2B Work until that work is completed and U.S. EPA gives Respondents written notice under Paragraph 94 of this Order. The progress reports shall be submitted on or before the 10th day of each month following the Effective Date of this Order. At a minimum these progress reports shall: (1) describe the actions which have been taken to comply with this Order during the prior month; (2) include all results of sampling and tests and all other data received by the Affected Respondents and not previously submitted to U.S. EPA; (3) describe all work planned for the next 90-days with schedules relating such work to the overall project schedule for RD/RA completion; and (4) describe all problems encountered and any anticipated problems, any actual or anticipated delays, and solutions developed and implemented to address any actual or anticipated problems or delays. Upon request by U.S. EPA, the Affected Respondents shall also provide more frequent progress reports on certain activities undertaken pursuant to this Order (e.g. daily and/or weekly reports on particular activities).
XIII. COMPLIANCE WITH AFTLTCABLE LAWS
     61. All activities by Respondents pursuant to this Order shall be performed in accordance with the requirements of all federal and State laws and regulations. U.S. EPA has determined that the activities contemplated by this Order are consistent with the National Contingency Plan.
     62. Except as provided in Section 121(e) of CERCLA and the NCP, no permit shall be required for any portion of the work conducted entirely on-Site. Where any portion of the work requires a federal or State permit, the Affected Respondents shall submit timely applications and take all other actions necessary to obtain and to comply with all such permits or approvals.
     63. This Order is not and shall not be construed to be, a permit issued pursuant to any federal or State statute or regulation.
XIV. REMEDIAL PROJECT MANAGER AND STATE PROJECT COORDINATOR
     64. All communications, whether written or oral, from Respondents to U.S. EPA shall be directed to U.S. EPA’s Remedial Project Manager and to WDNR’s Project Coordinator. Respondents shall submit five copies of all documents — including plans, reports, and other correspondence which are developed pursuant to this Order — to both U.S. EPA and WDNR, and shall send those documents by overnight delivery service.
U.S. EPA’S Remedial Project Manager is:
James Hahnenberg
Remedia1 Project Manager
Superfund Division, Mail Code: SR-6J
U.S. Environmental Protection Agency
77 West Jackson Blvd.
Chicago, IL 60604
WDNR’s Project Coordinator is:
Gregory Hill
Project Coordinator
Wisconsin Department of Natural Resources
101 S.Webster St.
Madison, WI 53703
U.S. EPA may also designate an Alternate Remedial Project Manager and WDNR may designate an Alternative Project Coordinator by sending written notice of any such designation to the Affected Respondents.
     65. U.S. EPA may change its Remedial Project Manager or Alternate Remedial Project Manager and WDNR may change its Project Coordinator or Alternative Project Coordinator. If U.S. EPA changes its Remedial Project Manager or Alternate Remedial Project Manager, U.S. EPA will inform the Affected Respondents in writing of the name, address, and telephone number of the new Remedial Project Manager or Alternate Remedial Project Manager.

If WDNR changes its Project Coordinator or Alternate Project Coordinator, WDNR will inform the Affected Respondents in writing of the name, address, and telephone number of the new Project Coordinator or Alternate Project Coordinator.
     66. U.S. EPA’s RPM and Alternate RPM shall have the authority lawfully vested in a Remedial Project Manager and On-Scene Coordinator by the National Contingency Plan. U.S. EPA’s RPM or Alternate RPM shall have authority, consistent with the NCP, to halt any work required by this Order, and to take any necessary response action.
XV. PROJECT COORDINATORS, CONTRACTORS, AND FINANCIAL ASSURANCE
     67. Project Coordinators.
          a. All aspects of the work to be performed by Affected Respondents pursuant to this Order shall be under the direction and supervision of a Project Coordinator qualified to undertake and complete the pertinent requirements of this Order. The Affected Respondents may select separate Project Coordinators for the Phase 2A Work and the Phase 2B Work. The Project Coordinator(s) shall be the RPM’s primary point of contact concerning any work being performed by Affected Respondents and shall possess sufficient technical expertise regarding all aspects of the work. U.S. EPA reserves the right to disapprove any proposed Project Coordinator under this Order. With respect to any proposed Project Coordinator, the Affected Respondents shall demonstrate that the proposed Project Coordinator has a quality system that complies with ANSI/ASQC E4-1994, “Specifications and Guidelines for Quality Systems for Environmental Data Collection and Environmental Technology Programs,” (American National Standard, January 5, 1995), by submitting a copy of the proposed Project Coordinator’s Quality Management Plan (“QMP”). The QMP should be prepared in accordance with the specifications set forth in “EPA Requirements for Quality Management Plans (QA/R-2);” (EPA/240/B-01/002) or equivalent documentation as determined by U.S. EPA.
          b. Within 15 days after the Effective Date of this Order, the Affected Respondents shall notify U.S. EPA and WDNR in writing of the name and qualifications of the Project Coordinator, including primary support entities and staff, proposed to be used in carrying out the Phase 2A Work under this Order.
          c. By no later than September 1, 2008, the Affected Respondents shall notify

U.S. EPA and WDNR in writing of the name and qualifications of the Project Coordinator, including primary support entities and staff, proposed to be used in carrying out the Phase 2B Work under this Order.
     68. Contractors.
          a. Contractors for Phase 2A Work.
               i. Within 30 days after U.S. EPA approves the Phase 2A Work Plan that is prepared pursuant to the Phase 2A SOW, the Affected Respondents shall identify a proposed construction contractor and notify U.S. EPA and WDNR in writing of the name, title, and qualifications of the construction contractor proposed to be used in carrying out Phase 2A Work under this Order. With respect to any proposed construction contractor, the Affected Respondents shall demonstrate that the proposed construction contractor has a quality system that complies with ANSI/ASQC E4-1994, “Specifications and Guidelines for Quality Systems for Environmental Data Collection and Environmental Technology Programs,” (American National Standard, January 5, 1995, by submitting a copy of the proposed construction contractor’s Quality Management Plan (“QMP”). The QMP should be prepared in accordance with the specifications set forth in “EPA Requirements for Quality Management Plans (QA/R-2),” (EPA/240/B-01/002) or equivalent documentation as determined by U.S. EPA.
               ii. The Affected Respondents shall submit a copy of the construction contractor solicitation documents for Phase 2A Work to U.S. EPA and WDNR not later than five days after publishing the solicitation documents. Upon U.S. EPA’s request, Respondents shall submit complete copies of all bid packages received from all contract bidders.
          b. Contractors for Phase 2B Work.
               i. Within 30 days after U.S. EPA approves the Phase 2B Work Plan that is prepared pursuant to the Phase 2B SOW, the Affected Respondents shall identify a proposed construction contractor and notify U.S. EPA and WDNR in writing of the name, title, and qualifications of the construction contractor proposed to be used in carrying out Phase 2B Work under this Order. With respect to any proposed construction contractor, the Affected Respondents shall demonstrate that the proposed construction contractor has a quality system that complies with ANSI/ASQC E4-1994, “Specifications and Guidelines for Quality Systems for Environmental Data Collection and Environmental Technology Programs,” (American National

Standard, January 5, 1995), by submitting a copy of the proposed construction contractor’s Quality Management Plan (“QMP”). The QMP should be prepared in accordance with the specifications set forth in “EPA Requirements for Quality Management Plans (QA/R-2),” (EPA/240/B-01/002) or equivalent documentation as determined by U.S. EPA.
               ii. The Affected Respondents shall submit a copy of the construction contractor solicitation documents for Phase 2B Work to U.S. EPA and WDNR not later than five days after publishing the solicitation documents. Upon U.S. EPA’s request, Respondents shall submit complete copies of all bid packages received from all contract bidders.
     69. Disapproval of Project Coordinators or Contractors. U.S. EPA retains the right to disapprove of the Project Coordinator and any contractor, including but not limited to construction contractors retained by the Affected Respondents. In the event U.S. EPA disapproves a Project Coordinator or contractor, the Affected Respondents shall retain a new project coordinator or contractor to perform the work, and such selection shall be made within 15 days following the date of U.S. EPA’s disapproval. If at any time Affected Respondents purpose to use a new Project Coordinator or contractor, the Affected Respondents shall notify U.S. EPA of the identity of the new Project Coordinator or contractor at least 15 days before the new Project Coordinator or contractor performs any work under this Order.
     70. Insurance and Financial Assurance.
          a. Insurance for Phase 2A Work. At least seven days prior to commencing any Phase 2A Work at the Site pursuant to this Order, the Affected Respondents shall submit to U.S. EPA a certification that the Affected Respondents or their contractors and subcontractors have adequate insurance coverage or have indemnification for liabilities for injuries or damages to persons or property which may result from the Phase 2A Work activities to be conducted by or on behalf of the Affected Respondents pursuant to this Order. The Affected Respondents shall ensure that such insurance or indemnification is maintained for the duration of the Phase 2A Work required by this Order.
          b. Insurance for Phase 2B Work. At least seven days prior to commencing any Phase 2B Work at the Site pursuant to this Order, the Affected Respondents shall submit to U.S. EPA a certification that the Affected Respondents or their contractors and subcontractors have adequate insurance coverage or have indemnification for liabilities for injuries or damages to persons or property which may result from the Phase 2B Work activities to be conducted by or on behalf of the Affected Respondents pursuant to this Order. The Affected Respondents shall ensure that such insurance or indemnification is maintained for the duration of the Phase 2B Work required by this Order.
     c. Financial Assurance for Phase 2B Work. The Affected Respondents shall demonstrate their ability to complete the Phase 2B Work required by this Order and to pay all claims that arise from the performance of the Phase 2B Work by obtaining and presenting to U.S. EPA, by no later than January 15, 2009, one or more of the following forms of financial assurance, which must be satisfactory in form and substance to U.S. EPA:
(i) a surety bond unconditionally guaranteeing payment and/or performance of the Phase 2B Work that is issued by a surety company among those listed as acceptable sureties on Federal bonds as set forth in Circular 570 of the U.S. Department of the Treasury;
(ii) one or more irrevocable letters of credit, payable to or at the direction of U.S. EPA, that is issued by one or more financial institution(s) that has the authority to issue letters of credit and whose letter-of-credit operations are regulated and examined by a United States federal or state agency;
(iii) a trust fund established for the benefit of U.S. EPA that is administered by a trustee that has the authority to act as a trustee and whose trust operations are regulated and examined by a United States federal or state agency;
(iv) a policy of insurance that provides U.S. EPA with acceptable rights as a beneficiary thereof and is issued by an insurance carrier that has the authority to issue insurance policies in the applicable jurisdiction(s) and whose insurance operations are regulated and examined by a state agency;
(v) a demonstration by one or more Affected Respondents that each such Affected Respondent meets the financial test criteria of 40 C.F.R. § 264.143(f) with respect to the estimated cost of the Phase 2B Work, provided that all other requirements of 40 C.F.R. § 264.143(f) are satisfied, or
(vi) a written guarantee to fund or perform the Phase 2B Work executed in favor of U.S. EPA by direct or indirect parent company of an Affected Respondent or a company that has a “substantial business relationship” (as defined in 40 C.F.R. § 264.141(h)) with at least one Affected Respondent; provided, however, that any company providing such a guarantee must demonstrate to the satisfaction of U.S. EPA that it satisfies the financial test requirements of 40 C.F.R. § 264.143(f) with respect to the estimated cost of the Phase 2B Work that it proposes to guarantee.
The Affected Respondents shall demonstrate financial assurance in an amount no less than the total estimated cost of the Phase 2B Work under the RODs (including the net present value of the estimated cost of all required operation and maintenance and long-term monitoring activities). If any Affected Respondent seeks to provide financial assurance by means of internal financial information, or by guarantee of a third party, that Affected Respondent shall re-submit such information annually, in August of each year. If U.S. EPA determines that such financial information is inadequate, Respondents shall, within 30 days after receipt of U.S. EPA’s notice of determination, obtain and present to U.S. EPA for approval one of the other forms of financial assurance listed above.
XVI. SITE ACCESS AND DOCUMENT AVAILABILITY
     71. If any property subject to or affected by the Phase 2A Work, or any other property where access is needed for performance of the Phase 2A Work, is owned in whole or in part by parties other than the Respondents, the Affected Respondents will obtain, or use their best efforts to obtain, access agreements from the present owners within 90 days of the Effective Date specified by Paragraph 94 of this Order, as required by the Phase 2A SOW. If any property subject to or affected by the Phase 2B Work, or any other property where access is needed for performance of the Phase 2B Work, is owned in whole or in part by parties other than the Respondents, the Affected Respondents will obtain, or use their best efforts to obtain, access agreements from the present owners, by no later than January 15, 2009, as required by the Phase 2B SOW. Said agreements shall provide access for U.S. EPA, its contractors and oversight officials, the State and its contractors, and the Affected Respondents or the Affected Respondents’ authorized representatives and contractors. Said agreements shall specify that the Affective Respondents are not U.S. EPA’s representative with respect to liability associated with Site activities. Affected Respondents’ best efforts shall include providing reasonable compensation to any property owner. If access agreements are not obtained within the time referenced above, the Affected Respondents shall immediately notify U.S. EPA of their failure to obtain access.
     72. If the Affected Respondents cannot obtain the necessary access agreements, U.S. EPA may exercise non-reviewable discretion and: (1) use its legal authorities to obtain access for the Affected Respondents; (2) conduct response actions at the property in question; or (3) terminate this Order. If U.S. EPA conducts a response action and does not terminate the Order, the Affected Respondents shall perform all other activities not requiring access to that property. The Affected Respondents shall integrate the results of any such tasks undertaken by U.S. EPA into its reports and deliverables. The Affected Respondents shall reimburse U.S. EPA, pursuant to Section XIX (Reimbursement of Response Costs) of this Order, for all response costs (including attorney fees) incurred by the United States to obtain access for Affected Respondents.
     73. Respondents shall allow U.S. EPA and its authorized representatives and contractors to enter and freely move about all property at the Site and off-Site areas subject to or affected by the work under this Order or where documents required to be prepared or maintained by this Order are located, for the purposes of inspecting conditions, activities, the results of activities, records, operating logs, and contracts related to the Site or Respondents and their representatives or contractors pursuant to this Order; reviewing the progress of the Respondents in carrying out the terms of this Order; conducting tests as U.S. EPA or its authorized representatives or contractors deem necessary; using a camera, sound recording device or other documentary type equipment; and verifying the data submitted to U.S. EPA by Respondents. Respondents shall allow U.S. EPA and its authorized representatives to enter the Site, to inspect and copy all records, files, photographs, documents, sampling and monitoring data, and other writings related to work undertaken in carrying out this Order. Nothing herein shall limit U.S. EPA’s right of entry or inspection authority under federal law, and U.S. EPA retains all of its information gathering and enforcement authorities and rights under CERCLA, RCRA, and any other applicable statutes and regulations.
XVII. RECORD PRESERVATION
     74. On or before the Effective Date of this Order, Respondents shall submit a written certification to U.S. EPA that they have not altered, mutilated, discarded, destroyed or otherwise disposed of any records, documents or other information relating to their potential liability with regard to the Site since the time of their notification of potential liability by the United States or the State. Respondents shall not dispose of any such documents without prior approval by U.S. EPA. Upon U.S. EPA’s request, Respondents shall make all such documents available to U.S. EPA and shall submit a log of any such documents claimed to be privileged for any reason. This privilege log shall list, for each document, the date, author, addressees (including courtesy copies or “cc”s and “bcc”s) and subject matter of the document.
     75. Respondents shall provide to U.S. EPA upon request, copies of all documents and information within their possession or control (or their contractors’, subcontractors’ or agents’ possession or control) relating to activities at the Site or to the implementation of this Order, including but not limited to sampling, analysis, chain of custody records, manifests, trucking logs, receipts, reports, traffic routing, correspondence, or other documents or information. Respondents shall also make available to U.S. EPA their employees, agents, or representatives for purposes of investigation, information gathering or testimony concerning the performance of the work.
     76. Until 10 years after U.S. EPA provides notice pursuant to Paragraph 94 of this Order, Respondents shall preserve, and shall instruct their contractors and agents to preserve, all documents, records, and information of whatever kind, nature or description relating to the performance of the work. Upon the conclusion of this document retention period, Respondents shall notify the United States at least 90 days prior to the destruction of any such records, documents or information, and, upon request of the United States, Respondents shall deliver all such documents, records and information to U.S. EPA.
     77. Respondents may assert a claim of business confidentiality covering part or all of the information submitted to U.S. EPA pursuant to the terms of this Order under 40 C.F.R. § 2.203, provided such claim is not inconsistent with Section 104(e)(7) of CERCLA, 42 U.S.C. § 9604(e)(7) or other provisions of law. This claim shall be asserted in the manner described by 40 C.F.R. § 2.203(b) and substantiated by Respondents at the time the claim is made. Information determined to be confidential by U.S. EPA will be given the protection specified in 40 C.F.R. Part 2. If no such claim accompanies the information when it is submitted to U.S.

EPA, it may be made available to the public by U.S. EPA or by the State without further notice to the Respondents. Respondents shall not assert confidentiality claims with respect to any data or documents related to Site conditions, sampling, or monitoring.
     78. Respondents shall maintain, for the period during which this Order is in effect, an index of documents submitted to U.S. EPA under this Order that Respondents claim contain confidential business information (“CBI”). The index shall contain, for each document, the date, author, addressee, and subject of the document. Respondents shall submit an updated copy of the index to U.S. EPA with each new set of documents claimed to be CBI. The updated index shall also indicate any documents for which CBI claims have been withdrawn.
XVIII. DELAY IN PERFORMANCE
     79. Any delay in performance of this Order according to its terms and schedules that is not properly justified by the Affected Respondents under the terms of this section shall be considered a violation of this Order by the Affected Respondents. Any delay in performance of this Order shall not affect the Affected Respondents’ obligation to fully perform all obligations imposed upon such Affected Respondents under the terms and conditions of this Order.
     80. The Affected Respondents shall notify U.S. EPA of any delay or anticipated delay in performing any requirement of this Order. Such notification shall be made by telephone to U.S. EPA’s RPM or Alternate RPM within 48 hours after the Affected Respondents first knew or should have known that a delay might occur. Affected Respondents shall adopt all reasonable measures to avoid or minimize any such delay. Within seven days after notifying U.S. EPA by telephone, the Affected Respondents shall provide written notification fully describing the nature of the delay, any justification for delay, any reason why the Affected Respondents should not be held strictly accountable for failing to comply with any relevant requirements of this Order, the measures planned and taken to minimize the delay, and a schedule for implementing the measures that will be taken to mitigate the effect of the delay. Increased costs or expenses associated with implementation of the activities called for in this Order is not a justification for any delay in performance.

XIX. REIMBURSEMENT OF RESPONSE COSTS
     81. Respondents shall reimburse U.S. EPA, upon written demand, for all response costs incurred by the United States in overseeing Respondent’s implementation of the requirements of this Order. U.S. EPA may submit to Respondents on a periodic basis a written demand and an accounting of unreimbursed oversight response costs incurred by the United States with respect to this Order. U.S. EPA’s Itemized Cost Summary Reports, or such other summary as may be certified by U.S. EPA, shall serve as the accounting and basis for payment demands.
     82. Respondents shall remit payment of the demanded amount within 30 days of receipt of each demand for payment. Interest shall accrue from either the date that payment of a specified amount is demanded in writing, or the date of the expenditure, whichever is later. The interest rate is the rate established by the Department of the Treasury pursuant to 31 U.S.C. § 3717 and 4 C.F.R. § 102.13.
     83. Payment shall be made to U.S. EPA by Electronic Funds Transfer (“EFT”) in accordance with current EFT procedures that U.S. EPA Region 5 will provide Respondents, and shall be accompanied by a statement identifying the name and address of the parties making payment, the Site name, U.S. EPA Region 5, and the Site/Spill ID Number A565 and the U.S. EPA docket number for this action. If the response costs demanded under the preceding Paragraph are less than $10,000, payment may, in lieu of the described EFT method, be made by certified or cashier’s check made payable to “U.S. EPA Hazardous Substance Superfund.” Each check, or a letter accompanying each check, shall identify the name and address of the parties making payment, the Site name, and Site/Spill ID Number A565, and the U.S. EPA docket number for this action, and shall be sent to:
U. S. Environmental Protection Agency
Superfund Payments
Cincinnati Finance Center
P.O. Box 979076
St. Louis, MO 63197-9000
Respondents shall send copies of each transmittal letter and check to the U.S. EPA’s RPM.

XX. UNITED STATES NOT LIABLE
     84. The United States is not to be construed as a party to, and does not assume any liability for, any contract entered into by any of the Respondents to carry out the activities pursuant to this Order. The proper completion of the work under this Order is solely the responsibility of the Respondents. The United States, by issuance of this Order, also assumes no liability for any injuries or damages to persons or property resulting from acts or omissions by Respondents, or their directors, officers, employees, agents, representatives, successors, assigns, contractors, or consultants in carrying out any action or activity required by this Order.
XXI. ENFORCEMENT AND RESERVATIONS
     85. U.S. EPA reserves the right to bring an action against Respondents under Section 107 of CERCLA, 42 U.S.C. § 9607, for recovery of any response costs incurred by the United States related to this Order and not reimbursed by Respondents. This reservation shall include but not be limited to past costs, direct costs, indirect costs, the costs of oversight, the costs of compiling the cost documentation to support oversight cost demand, as well as accrued interest as provided in Section 107(a) of CERCLA.
     86. Notwithstanding any other provision of this Order, at any time during the response action, U.S. EPA may perform its own studies, complete the response action (or any portion of the response action) as provided in CERCLA and the NCP, and seek reimbursement from Respondents for its costs, or seek any other appropriate relief.
     87. Nothing in this Order shall preclude U.S. EPA from taking any additional enforcement actions, including modification of this Order or issuance of additional Orders, and/or additional remedial or removal actions as U.S. EPA may deem necessary, or from requiring Respondents in the future to perform additional activities pursuant to Section 106(a) of CERCLA, 42 U.S.C. § 9606(a), or any other applicable law. This Order shall not affect any Respondent’s liability under CERCLA Section 107(a), 42 U.S.C. § 9607(a), for the costs of any such additional actions.
     88. Notwithstanding any provision of this Order, the United States hereby retains all of its information gathering, inspection and enforcement authorities and rights under CERCLA,

RCRA and any other applicable statutes or regulations.
     89. Nothing in this Order shall constitute or be construed as a release from any claim, cause of action or demand in law or equity against any person for any liability it may have arising out of or relating in any way to the Site.
     90. If a court issues an order that invalidates any provision of this Order or finds that any Respondent has sufficient cause not to comply with one or more provisions of this Order, Respondents shall remain bound to comply with all provisions of this Order not invalidated by the court’s order.
XXII. ACCESS TO ADMINISTRATIVE RECORD
     91. The Section 106 Administrative Record for this Order is available for review on normal business days between the hours of 9:00 a.m. and 5:00 p.m. at the U.S. EPA, Region V, 77 West Jackson Boulevard, Chicago, Illinois. An Administrative Record Index is attached hereto as Appendix 1.
XXIII. EFFECTIVE DATE AND TERMINATION
     92. Except as specifically provided by Paragraph 47, this Order shall become effective 30 days after the date of its issuance.
     93. As specified by Paragraph 47, the provisions of this Order relating to the Phase 2B Work shall take effect on August 15, 2008.
     94. Within 30 days after Respondents conclude that all phases of the work have been fully performed, that the performance standards have been attained, and that all operation and maintenance activities have been completed, Respondents shall submit to U.S. EPA a written report by a registered professional engineer certifying that the work has been completed in full satisfaction of the requirements of this Order. U.S. EPA shall require such additional activities as may be necessary to complete the work or U.S. EPA may, based upon present knowledge and Respondents’ certification to U.S. EPA, issue written notification to Respondents that the work has been completed, as appropriate, in accordance with the procedures set forth in Paragraph 54 for Respondents’ certification of completion of the remedial action. U.S. EPA’s notification shall not limit U.S. EPA’s right to perform periodic reviews pursuant to Section 121(c) of CERCLA,

42 U.S.C. § 9621(c), or to take or require any action that in the judgment of U.S. EPA is appropriate at the Site, in accordance with 42 U.S.C. §§ 9604, 9606, or 9607. The provisions of this Order shall be deemed to be satisfied when U.S. EPA notifies Respondents in writing that Respondents have demonstrated, to U.S. EPA’s satisfaction, that all terms of the Order have been completed. This notice shall not, however, terminate Respondents’ obligation to comply with Section XVII of this Order (record preservation).
XXIV. NOTICE OF INTENT TO COMPLY
     95. Initial Notice. Within 30 days after the date of issuance of this Order, each Respondent must submit to U.S. EPA: (1) a written notice stating its unequivocal intention to comply with all terms and requirements of this Order that will be applicable to such Respondent, aside from the requirement to perform the Phase 2B Work under Paragraph 47; and (2) the written notice required by Paragraph 74.
     96. Subsequent Notice. By no later than August 1, 2008, each Respondent must submit to U.S. EPA a written notice stating its unequivocal intention to comply with all terms and requirements of this Order relating to the requirement to perform the Phase 2B Work under Paragraph 47.
     97. In the event any Respondent fails to provide any notice required by the preceding Paragraphs, said Respondent shall be deemed to have refused to comply with the pertinent portions of this Order. A Respondent which fails to provide timely notice of its intent to comply with this Order shall thereafter have no authority to perform any response action at Operable Units 2-5 at the Site, pursuant to Sections 104(a) and 122(e)(6) of CERCLA. In the event such a Respondent subsequently changes its decision and desires to acquire authority from U.S. EPA under Sections 104(a) and 122(e)(6) of CERCLA to undertake the work described in this Order, said Respondent must provide the notice required by the preceding Paragraphs to U.S. EPA and receive from U.S. EPA written permission and authority to proceed with work under this Order.
XXV. PENALTIES
     98. Each Respondent shall be subject to civil penalties under Section 106(b) of CERCLA, 42 U.S.C. § 9606(b), of not more than $32,500 for each day in which said Respondent willfully violates, or fails or refuses to comply with this Order without sufficient cause. In addition, failure to properly provide response action under this Order, or any portion hereof, may result in liability under Section 107(c)(3) of CERCLA, 42 U.S.C. § 9607(c)(3), for punitive damages in an amount at least equal to, and not more than three times the mount of any costs incurred by the Fund as a result of such failure to take proper action.
XXVI. OPPORTUNITY TO COMMENT AND CONFER
     99. Within 15 days after the date of issuance of this Order, each Respondent may submit written comments to U.S. EPA. Respondents asserting a “sufficient cause” defense under Section 106(b) of CERCLA shall describe the nature of any “sufficient cause” defense using facts that exist on or prior to the Effective Date of this Order. The absence of a response by U.S EPA shall not be deemed to be acceptance of a Respondent’s assertions.
     100. Within 10 days after the date of issuance of this Order, Respondents may request a conference with the U.S. EPA to discuss this Order. If requested, the conference shall occur within 20 days of the date of issuance of this Order, at the office of U.S. EPA, Region 5, in Chicago, Illinois.
     101. The purpose and scope of the conference shall be limited to issues involving the implementation of the response actions required by this Order and the extent to which Respondents intend to comply with this Order. This conference is not an evidentiary hearing and does not constitute a proceeding to challenge this Order. It does not give Respondents a right to seek review of this Order or to seek resolution of potential liability. No record of the conference (e.g., stenographic, tape or other physical record) will be made. At any conference held pursuant to Respondents’ request, Respondents may appear in person or by an attorney or other representative. Requests for a conference must be by telephone followed by written confirmation to U.S. EPA’s RPM.

ADMINISTRATIVE ORDER FOR REMEDIAL ACTION FOR OPERABLE UNITS 2-5 OF THE LOWER FOX RIVER AND GREEN BAY SITE
So Ordered, this 13 day of November, 2007.

BY:	/s/ Richard C. Karl

Director
SuperFund Division
U.S. Environmental Protection Agency, Region V

APPENDIX 1
INDEX OF ADDITIONAL DOCUMENTS INCLUDED IN THE
SECTION 106 ADMINISTRATIVE RECORD
1. U.S. Environmental Protection Agency and Wisconsin Department of Natural Resources, Record of Decision for Operable Unit 1 and Operable Unit 2, Lower Fox River and Green Bay Superfund Site, dated December 20, 2002
2. U.S. Environmental Protection Agency and Wisconsin Department of Natural Resources, Record of Decision for Operable Unit 3, Operable Unit 4, and Operable Unit 5, Lower Fox River and Green Bay Superfund Site, dated June 30, 2003
3. U.S. Environmental Protection Agency and Wisconsin Department of Natural Resources, Record of Decision Amendment for Operable Unit 2 (Deposit DD), Operable Unit 3, Operable Unit 4, and Operable Unit 5, Lower Fox River and Green Bay Superfund Site, dated June 27, 2007
4. U.S. Fish and Wildlife Service, Injuries to Fishery Resources, Lower Fox River/Green Bay Natural Resource Damage Assessment, dated November 8, 1999
5. U.S. Fish and Wildlife Service, Injuries to Surface Water Resources, Lower Fox River/Green Bay Natural Resource Damage Assessment, dated November 8, 1999
6. U.S. Fish and Wildlife Service, Injuries to Avian Resources, Lower Fox River/Green Bay Natural Resource Damage Assessment, dated May 7, 1999
7. U.S. Fish and Wildlife Service, Fish Consumption Advisories in the Lower Fox River/Green Bay Assessment Area, dated November 24, 1998
8. U.S. Fish and Wildlife Service, PCB Pathways Determination for the Lower Fox River/Green Bay Natural Resource Damage Assessment, dated August 30, 1999
9. M.G. Barron et al., Association between PCBs, Liver Lesions, and Biomarker Responses in Adult Walleye (Stizostedium vitreum vitreum) Collected from Green Bay, Wisconsin, dated April 13, 1999
10. Wisconsin Department of Natural Resources, Lower Fox River and Green Bay PCB Fate and Transport Model Evaluation, Technical Memorandum 2d: Compilation and Estimation of Historical Discharges of Total Suspended Solids and Polychlorinated Biphenyls from Lower Fox River Point Sources, dated February 23, 1999
11. Geomega, Inc., An Evaluation of PCB Loading from the John Strange Paper Mill to the Lower Fox River, dated August 4, 2005
12. Environmental Resources Management, Arrowhead Park Landfill Evaluation — P.H. Glatfelter Company, Neenah, Wisconsin, April 1999

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13. Environmental Resources Management, Mass Balance Report; Polychlorinated Biphenyls (PCBs) in P.H. Glatfelter’s Bergstrom Mill Paper Production Cycle — Fox River, Wisconsin, dated July 2000
14. S. Kleinert, “Sources of Polychlorinated Biphenyls in Wisconsin,” published in U.S. Environmental Protection Agency, Conference Proceedings: National Conference on Polychlorinated Biphenyls, pages 124-26, dated March 1976
15. P. Trout, “The View of the Paper Industry on the Occurrence of PCB’s in the Environment and the Need for Regulation,” published in U.S. Environmental Protection Agency, Conference Proceedings: National Conference on Polychlorinated Biphenyls, pages 359-361, dated March 1976
16. J. Harvey, “Statement Relating to Polychlorinated Biphenyls on Behalf of the Wisconsin Paper Council,” published in U.S. Environmental Protection Agency, Conference Proceedings: National Conference on Polychlorinated Biphenyls, pages 362-64, dated March 1976
17. Institute of Paper Chemistry, Polychlorinated Biphenyls in Pulp and Paper Mills — Part II. Distribution and Removal, July 22, 1977
18. Institute of Paper Chemistry, Interlaboratory Study of the Determination of Polychlorinated Biphenyls in a Paper Mill Effluent, dated August 1979
19. Institute of Paper Chemistry, Determination of Polychlorinated Biphenyls in Paper Mill Effluents and Process Streams, dated March 1977
20. Response of Appleton Papers Inc. to USFWS CERCLA 104(e) Request for Information, dated May 6, 1996
21. Response of Appleton Papers Inc. to USFWS CERCLA 104(e) Request for Information, dated September 25, 1997
22. Response of Appleton Papers Inc. to USFWS CERCLA 104(e) Request for Information, dated October 16, 1997
23. Supplement to Response of Appleton Papers, Inc. to the USFWS CERCLA l04(e) Request for Information, dated September 14, 1998
24. Response of Appleton Papers Inc. to USFWS CERCLA 104(e) Request for Information, dated March 10, 1999
25. Response of Appleton Papers Inc. to USFWS CERCLA 104(e) Request for Information, dated April 5, 1999
26. Response of Appleton Papers Inc. to USFWS CERCLA 104(e) Request for Information, dated September 9, 1998
27. Response of Appleton Papers Inc. to USFWS CERCLA 104(e) Request for Information, dated September 14, 1998

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28. Response of Appleton Papers Inc. to USFWS CERCLA 104(e) Request for Information, dated October 16, 1999
29. Response of Appleton Papers Inc. and NCR to USFWS CERCLA 104(e) Request for Information, dated August 21, 2000
30. Response of Fort Howard Corp. to USFWS CERCLA 104(e) Request for Information, dated May 3, 1996
31. Response of Fort Howard Corp. to USFWS CERCLA 104(e) Request for Information, dated September 12, 1997
32. Response of Fort James Corp. to USFWS CERCLA 104(e) Request for Information, dated September 11, 1998
33. Response of NCR Corp. to USFWS CERCLA 104(e) Request for Information, dated May 6, 1996
34. Response of NCR Corp. to USFWS CERCLA 104(e) Request for Information, dated August 29, 1997
35. Response of NCR Corp. to USFWS CERCLA 104(e) Request for Information, dated April 7, 1999
36. Response of NCR Corp. to USFWS CERCLA 104(e) Request for Information, dated April 12, 1999
37. Response of U.S. Paper Mills Corp. to USFWS CERCLA 104(e) Request for Information, dated May 6, 1996
38 Response of U.S. Paper Mills, Corp. to USFWS CERCLA 104(e) Request for Information, dated September 2, 1997
39. Response of U.S. Paper Mills Corp. to USFWS CERCLA 104(e) Request for Information, dated August 31, 1998
40. Supplemental Response of Sonoco-U.S. Mills Inc. to USFWS CERCLA 104(e) Request for Information, dated February 9, 2007
41. Response of Menasha Corp. to USFWS CERCLA 104(e) Request for Information, dated May 3, 1996
42. Response of Menasha Corp. to USFWS CERCLA 104(e) Request for Information, dated October 16, 1997
43. Response of P.H. Glatfelter Co. to USWS CERCLA 104(e) Request for Information, dated May 2, 1996
44. Response of P.H. Glatfelter Co. to USFWS CERCLA 104(e) Request for Information, dated May 31, 1996

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45. Response of P.H. Glatfelter Co. to USFWS CERCLA 104(e) Request for Information, dated August 28, 1997
46. Response of P.H. Glatfelter Co. to USFWS CERCLA 104(e) Request for Information, dated August 13, 1998
47. Exhibit 1, of Response of P.H. Glatfelter Co. to USFWS CERCLA 104(e) Request for Information, dated August 12, 1998
48. Exhibit 2, of Response of P.H. Glatfelter Co. to USFWS CERCLA 104(e) Request for Information, dated August 12, 1998
49. Response of Riverside Paper Co. to USFWS CERCLA 104(e) Request for Information, dated April 3, 1996
50. Response of Riverside Paper Co. to USFWS CERCLA 104(e) Request for Information, dated September 19, 1997
51. Response of Riverside Paper Co. to USFWS CERCLA 104(e) Request for Information, dated August 21, 1997
52. Response of Riverside Paper Co. to USFWS CERCLA 104(e) Request for Information, dated July 29, 1998
53. Response of Wisconsin Tissue Mills to USFWS CERCLA l04(e) Request for Information, dated May 3, 1996
54. Response of Wisconsin Tissue Mills with exhibits to USFWS CERCLA 104(e) Request for Information, dated September 30, 1997
55. Response of Wisconsin Tissue Mills to USFWS CERCLA 104(e) Request for Information, dated October 6, 1997
56. Response of Wisconsin Tissue Mills with exhibits to USFWS CERCLA 104(e) Request for Information, dated October 9, 1998
57. Supplemental Response of Wisconsin Tissue Mills to USFWS CERCLA 104(e) Request for Information, dated October 6, 1997
58. Response of City of Appleton, WI to USFWS CERCLA 104(e) Request for Information, dated September 14, 1998
59. Response of City of Appleton, WI to USFWS CERCLA 104(e) Request for Information, dated August 26, 1997
60. Response of Neenah-Menasha Sewerage Commission and Cities of Neenah and Menasha, WI to USFWS CERCLA 104(e) Request for Information, dated September 29, 1997

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61. Response of Neenah-Menasha Sewerage Commission and Cities of Neenah and Menasha, WI to USFWS CERCLA 104(e) Request for Information, dated November 20, 1998.
62. Response of City of De Pere, WI to USFWS CERCLA 104(e) Request for Information, dated July 28, 1998
63. Response of City of De Pere, WI to USFWS CERCLA 104(e) Request for Information, Request 5, dated July 28, 1998
64. Response of City of De Pere, WI to USFWS CERCLA 104(e) Request for Information, Request 6, dated July 28, 1998
65. Response of City of De Pere, WI to USFWS CERCLA 104(e) Request for Information, dated September 2, 1997
66. Response of Scherman Pulp & Paper to USFWS CERCLA 104(e) Request for Information, dated April 27, 1999
67. Response of Consolidated Fibers to USFWS CERCLA 104(e) Request for Information, dated April 28, 1999
68. Response of Pioneer Paper Stock Co. to USFWS CERCLA 104(e) Request for Information, dated April 28, 1999
69. Response of Panhandle Recycling to USFWS CERCLA 104(e) Request for Information, dated April 28, 1999
70. Response of Donco Paper Supply Co. to USFWS CERCLA 104(e) Request for Information, dated April 30, 1999
71. Response of FLOM Corp. to USFWS CERCLA 104(e) Request for Information, dated May 18, 1999
72. Response of Paper Recycling Inc. to USFWS CERCLA 104(e) Request for Information, dated May 19, 1999
73. Response of Batliner Paper Stock Co to USFWS CERCLA 104(e) Request for Information, dated May 26, 1999
74. Response of Continental Paper Grading Co. to USFWS CERCLA 104(e) Request for Information, dated May 28, 1999
75. Response of National Fiber Supply Co. to USFWS CERCLA 104(e) Request for Information, dated June 4, 1999
76. Response of Peltz Group Inc. to USFWS CERCLA 104(e) Request for Information, dated June 9, 1999
77. Response of Louis Padnos Iron & Metal Co. to USFWS CERCLA 104(e) Request for Information, dated June 7, 1999

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78. Response of Golper Supply Co. to USFWS CERCLA 104(e) Request for Information, dated May 4, 1999
79. Response of Royal Paper Stock Co. to USFWS CERCLA l04(e) Request for Information, dated June 16,1999
80. Response of Buffalo Paperboard Corp. to USFWS CERCLA 104(e) Request for Information, dated June 14,1999
81. Response of IVEX Packaging Corp. to USFWS CERCLA 104(e) Request for Information, dated June 25, 1999
82. Response of Mead Corp. to USFWS CERCLA 104(e) Request for Information, dated June 25, 1999
83. Response of Jefferson Smurfit Corp. to USFWS CERCLA l04(e) Request for Information, dated June 18, 1999.
84. Response of 3M to USWS CERCLA 104(e) Request for Information, dated June 28, 1999

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STATEMENT OF WORK
FOR COMPLETION. OF PHASE 2A OF THE REMEDIAL ACTION FOR
OPERABLE UNITS 2, 3, 4 AND 5 AT THE
LOWER FOX RIVER AND GREEN BAY SITE
BROWN, OUTAGAMIE, AND WINNEBAGO COUNTIES, WISCONSIN
1. PURPOSE
     This Statement of Work for completion of Phase 2A of the remedial action (the “Phase 2A SOW”) specifies requirements for performance of certain response activities relating to Operable Units (“OUs”) 2, 3, 4 and 5 at the Lower Fox River and Green Bay Site (the “Site”) between the Effective Date of the accompanying Administrative Order for Remedial Action (the “Order”) and December 31, 2008.
     The selected remedy For OUs 2-5 at the Site is set forth in two Records of Decision and a Record of Decision Amendment issued by the U.S. Environmental Protection Agency (“U.S. EPA”) and the Wisconsin Department of Natural Resources (“WDNR”). The Record of Decision for OUs 1 and 2 at the Site was signed in December 2002 (the “2002 ROD”), and the original Record of Decision for OUs 3-5 at the Site was signed on June 30, 2003 (the “2003 ROD”). A Record of Decision Amendment, signed June 26, 2007 (the “2007 ROD Amendment”), modified certain aspects of the selected remedy for OUs 2-5. The 2002 ROD, the 2003 ROD, and the 2007 ROD Amendment are collectively referred to herein as the “RODs”.
     The remedial design for OUs 2-5 is being prepared under a separate Settlement Agreement and Administrative Order on Consent, captioned In re Lower Fox River and Green Bay Site, U.S. EPA Region 5, CERCLA Docket No. V-W-’04-C-781 (the “RD Settlement Agreement”). The remedial design work is continuing under the RD Settlement Agreement, so this Phase 2A SOW and the accompanying Order do not address remedial design requirements for OUs 2-5. However, in performing the work under the Order and this Phase 2A SOW, the Affected Respondents shall coordinate their activities with the activities being performed under the RD Settlement Agreement,

Appendix 2 - Page 1

and all work to implement this Phase 2A SOW shall be consistent with all plans that are prepared and approved under the RD Settlement Agreement.
     EPA and WDNR previously determined that the remedial action for OUs 2-5 should be conducted in two main phases to expedite the response in a particular area known as the “Phase 1 Project Area.” The Phase 1 Project Area is just downstream from the De Pere dam, along the west bank of the Lower Fox River, near the City of Green Bay. Phase 1 of the remedial action addresses PCB-contaminated sediments in that area, which have especially high PCB concentrations. EPA and WDNR concluded that the accelerated removal of PCBs in that area would therefore have significant benefits to the environment and public health. Phase 1 of the remedial action is currently being implemented under a Consent Decree in the case captioned United States and the State of Wisconsin v. NCR Corporation and Sonoma-U.S. Mills, Inc., Case No. 06-C-484 (E.D. Wis.). All remaining elements of the remedial action in OUs 2-5 will be implemented in Phase 2.
     The Statement of Work that accompanies the RD Settlement Agreement recognizes that many elements of the remedial action for OUs 2-5 will be designed in a traditional, stepwise fashion (i.e., through sequential development of a Preliminary Design, Intermediate Design, Pre-Final Design, and Final Design), but it also specifies that certain other elements of remedial action that require long lead time planning shall be designed on an expedited basis, as necessary to permit commencement of full-scale sediment remediation for Phase 2 of the OU 2-5 remedial action at the start of the 2009 construction season. A specific plan and schedule for designing all elements of the remedial action that require long lead time planning will be set forth in an RD Work Plan Addendum that is due to be submitted on December 31, 2007. That plan and schedule must be designed to permit commencement of full-scale sediment remediation for Phase 2 of the OU 2-5 remedial action at the start of the 2009 construction season, such that sediment remediation occurs throughout the 2009 construction season. Full-scale sediment remediation will then continue throughout subsequent years, until completion of construction of the OU 2-5 remedial action.
     To adhere to that project schedule, the Affected Respondents will need to perform significant preparatory activities in 2008. EPA and WDNR have therefore determined that Phase 2 of the OU 2-5 remedial action should be subdivided and

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staged as follows: (i) Phase 2A consists of work to be performed before the end of 2008, in preparation for the commencement and continuation of full-scale sediment remediation within OUs 2-5; (ii) Phase 2B comprises all remaining work to implement the OU 2-5 remedial action (such as the performance of full-scale sediment remediation in 2009 and subsequent years) and other related response activities (such as operation and maintenance and long-term monitoring activities). Section III of this Phase 2A SOW identifies the tasks that the Affected Respondents shall perform to implement the Phase 2A Work as required by Paragraph 46 and other corresponding provisions of the Order. Any and all remedial action work that is commenced under this Phase 2A SOW but not completed in Phase 2A shall be completed during Phase 2B pursuant to the to the Order and the separate Statement of Work for Phase 2B.
II. THE REMEDIAL ACTION
     The accompanying Order requires the Affected Respondents to implement all aspects of the remedy for OUs 2-5 as necessary to meet the Performance Standards and specifications set forth in the RODs, as summarized below.
     The Remedy in OU2 (Excluding Deposit DD). This portion of the remedy was unchanged by the 2007 ROD Amendment. The selected remedy is Monitored Natural Recovery (“MNR”). An institutional control plan and a long-term monitoring plan for PCB levels and possibly for mercury levels in water, sediment, and biota will be developed during the remedial design process, and the Affected Respondents will need to implement such institutional controls and long-term monitoring plans as part of the remedial action
     The Remedy in OU2 (Deposit DD), OU3, OU4, and OU5 (River Mouth). In these areas, the 2007 ROD Amendment adopted sediment dredging as the primary remedial approach for sediments exceeding the 1.0 ppm PCB Remedial Action Level (“RAL”), but permitted the use of other alternative remedial approaches (i.e., a combination of dredging and capping, capping alone, and/or placement of a sand cover) if certain performance standards specified by the 2007 ROD Amendment are met. The short-term and long-term objectives of the Amended Remedy include: removing and containing PCB-contaminated sediment in each OU to meet the RAL performance standard and/or the SWAC goal upon construction completion, as set forth in the 2007

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ROD Amendment; achieving further reductions in PCB surface water and sediment concentrations through natural recovery processes; achieving corresponding reductions in PCB levels in the water column and in fish tissue; and ensuring improvement in PCB levels in surface water at the Site through long-term operation and maintenance and institutional controls. Pursuant to the accompanying Order, the Affected Respondants will need to perform all required sediment remediation in OUs 2-5 using the primary remedial approach and alternative remedial approaches in accordance with the RODs.
     The Remedy in OU5 (Excluding the River Mouth). This portion of the remedy was unchanged by the 2007 ROD Amendment. The selected remedy is MNR. An institutional control plan and a long-term monitoring plan for PCB levels and possibly for mercury levels in water, sediment, and biota will be developed during the remedial design process, and the Respondents will need to implement such institutional controls and long-term monitoring plans as part of the remedial action
     As discussed below, some aspects of the OU 2-5 remedial action shall be performed under this Phase 2A SOW and all other elements of the overall remedy will be performed under a separate Statement of Work for Phase 2B of the Remedial Action (the “Phase 2B SOW”).
III. THE PHASE 2A WORK
     A. Timing
     The Affected Respondents shall commence the work required by this Phase 2A SOW by no later than the Effective Date of the Order and shall continue such work through December 31, 2008 (the “Phase 2A Performance Period”).
     B. Scope of the Phase 2A Work and the Phase 2A Work Plan
     This Phase 2A SOW requires the Affected Respondents to perform all preparatory activities and all other elements of the remedial action that need to be performed during the Phase 2A Performance Period in order to permit commencement of full-scale sediment remediation at the start of the 2009 construction season, such that sediment remediation occurs throughout the 2009 construction season (hereinafter the “Phase 2A Work”).
     The Affected Respondents shall prepare a work plan that establishes detailed plans and schedules for performance of all elements of the Phase 2A Work (hereinafter

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the “Phase 2A Work Plan”), and shall submit that work plan to U.S. EPA and WDNR in accordance with Paragraph 49 of the Order and the schedule specified by Section IV of this Phase 2A SOW. The Phase 2A Work Plan shall include, but shall not be limited to, plans and schedules for:
- Taking all necessary steps during the Phase 2A Performance Period to procure required equipment (including entering into required contracts and making arrangements for timely delivery and installation), in order to ensure that such equipment will be available as needed for the Phase 2B Work, including:
- Taking all necessary steps to procure any and all equipment that will be required for commencement of full-scale sediment remediation at the start of the 2009 construction season (such as any dewatering and water treatment equipment that would be used at the start of the 2009 construction season), to the extent that such equipment needs to be ordered and/or purchased during the Phase 2A Performance Period to ensure timely availability for Phase 2B;
- Taking all necessary steps to procure any and all equipment that will be required for continuation of full-scale sediment remediation throughout the 2009 construction season and throughout subsequent years (such as any other dewatering and/or water treatment equipment that would be used later in the 2009 construction season or in 2010), to the extent that such equipment needs to be ordered and/or purchased during the Phase 2A Performance Period to ensure timely availability in Phase 2B;
- Securing on-shore staging areas and performing staging site preparation work and associated infrastructure construction (including entering into required contracts) in order to ensure that such staging areas will be ready as needed for the Phase 2B Work, including:
- Securing and preparing any staging areas that will be used for full-scale sediment remediation at the start of the 2009 construction season;
- Securing and preparing any staging areas that will be used for continuation of full-scale sediment remediation throughout the 2009 construction season and throughout subsequent years, to the extent that

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such staging areas need to be prepared during the Phase 2A Performance Period to ensure timely availability in Phase 2B;
- Developing landfill facilities and/or procuring landfill space for disposal of sediment to be dredged under the RODs (including entering into required contracts), including:
- Developing landfill facilities and/or procuring landfill space for disposal of all sediment to be dredged during the 2009 construction season;
- Developing landfill facilities and/or procuring landfill space for disposal of sediment to be dredged subsequent years, to the extent that such disposal arrangements need to be made during the Phase 2A Performance Period to ensure timely disposal of dredged sediment in Phase 2B;
- Completing site surveys (including in-water and upland archaeological surveys in all pertinent areas near OUs 2-5); and
- Obtaining all access agreements required for performance of the Phase 26 Work, as described by Paragraph 71 of the Order.
The Phase 2A Work Plan shall also include a description of qualifications of key personnel performing the Phase 2A Work, including contractor personnel.
     C. Other Phase 2A Work Requirements
          1. Phase 2A Health and Safety Plan
     The Affected Respondents shall prepare a Health and Safety Plan for the Phase 2A Work, and shall submit that Plan to U.S. EPA and WDNR in accordance with Paragraph 49 of the Order and the schedule specified by Section IV of this Phase 2A SOW. The Plan shall be designed to protect on-site personnel and area residents from physical, chemical and all other hazards posed by activities conducted as part of the Phase 2A Work. The Affected Respondents shall perform the Phase 2A Work in accordance with the approved Phase 2A Health and Safety Plan.
          2. Phase 2A Contingency Plan
     The Affected Respondents shall prepare a Contingency Plan for the Phase 2A Work, and shall submit that Plan to U.S. EPA and WDNR in accordance with Paragraph 49 of the Order and the schedule specified by Section IV of this Phase 2A

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SOW. The Plan shall describe procedures to be followed in the event of an accident or emergency related to the Phase 2A Work. The Plan shall include, at a minimum, the following: (i) the name of the person or entity responsible for responding in the event of an emergency incident; (ii) plans for meeting with the local community, including local, State and Federal agencies involved in the remedial action, as well as local emergency squads and hospitals; and (iii) first aid medical information. The Affected Respondents shall perform the Phase 2A Work in accordance with the approved Phase 2A Contingency Plan.
          3. Phase 2A Construction Quality Assurance Project Plan
     The Affected Respondents shall prepare a Construction Quality Assurance Project Plan for the Phase 2A Work activities to be performed at the Site, and shall submit that Plan to U.S. EPA and WDNR in accordance with Paragraph 49 of the Order and the schedule specified by Section IV of this Phase 2A SOW. The Plan shall describe the site-specific components of the quality assurance program that the Affected Respondents shall use to ensure that the completed project meets or exceeds all design criteria, plans, and specifications. The Affected Respondents shall perform the Phase 2A Work in accordance with the approved Phase 2A Construction Quality Assurance Project Plan.
          4. Site Surveys Report
     The Affected Respondents shall prepare a Site Surveys Report, and shall submit that report to U.S. EPA and WDNR in accordance with Paragraph 49 of the Order and the schedule specified by Section IV of this Phase 2A SOW. The Site Surveys Report shall provide a description of the results of the site surveys conducted under the Phase 2A Work Plan (including in-water and upland archaeological surveys in all pertinent areas near OUs 2-5) and a description of any required historic preservation measures.
          5. Community Relations Support
     U.S. EPA shall implement a community relations program. The Affected Respondents shall cooperate with the U.S. EPA and at the request of U.S. EPA, shall participate in the preparation of appropriate information to be disseminated by U.S EPA to the public. At the request of U.S. EPA, the Affected Respondents shall participate in public meetings that may be held or sponsored by U.S. EPA to explain activities at or concerning the Site.

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     Community relations support will be consistent with Superfund community relations policy, as stated in the “Guidance for Implementing the Superfund Program” and Community Relations in Superfund - A handbook.
          6. Progress Reports
     The Affected Respondents shall submit monthly progress reports on the Phase 2A Work pursuant to Paragraph 63 of the Order.
     D. Implementation of the Phase 2A Work
     The Affected Respondents shall implement the Phase 2A Work in accordance with the RODs, this Phase 2A SOW, and the plans and schedules contained in the approved Phase 2A Work Plan.
IV. SUMMARY OF MAJOR MILESTONES AND DEADLINES
     A summary of certain major milestones for the Phase 2A Work is presented below. The Affected Respondents shall adhere to the following schedule unless it is modified in writing by U.S. EPA’s Remedial Project Manager.

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Milestone	Schedule

Monthly Progress Reports	Due on a monthly basis, as described in the Order

Draft Phase 2A Work Plan	Due by no later than December 31, 2007

Final Phase 2A Work Plan	Due no later than 21 calendar days after receipt of U.S. EPA’s comments on the Draft Phase Work Plan

Phase 2A Health and Safety Plan and Phase 2A Contingency Plan	Due no later than 45 calendar days after receipt of U.S. EPA’s comments on the Draft Phase 2A Work Plan

Site Surveys Report	Due by no later than November 30, 2008

Performance of all other elements of the Phase 2A Work	Due to be performed in accordance with the schedule contained in the approved Phase 2A Work Plan

End of the Phase 2A Performance Period	December 31, 2008

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STATEMENT OF WORK
FOR COMPLETION OF PHASE 2B OF THE REMEDIAL ACTION
AND OTHER RELATED RESPONSE ACTIVITIES FOR
OPERABLE UNITS 2, 3, 4 AND 5 AT THE
LOWER FOX RIVER AND GREEN BAY SITE
BROWN, OUTAGAMIE, AND WINNEBAGO COUNTIES, WISCONSIN
I. PURPOSE
     This Statement of Work for completion of Phase 2B of the remedial action and other related response activities (the “Phase 2B SOW”) specifies requirements under the accompanying Administrative Order for Remedial Action (the “Order”) for performance of certain response activities relating to Operable Units (“OUs”) 2, 3, 4 and 5 at the Lower Fox River and Green Bay Site (the “Site”) between August 15, 2008 and the completion of the work in OUs 2-5.
     The selected remedy for OUs 2-5 at the Site is set forth in two Records of Decision and a Record of Decision Amendment issued by the U.S. Environmental Protection Agency (“US. EPA”) and the Wisconsin Department of Natural Resources (“WDNR”). The Record of Decision for OUs 1 and 2 at the Site was signed in December 2002 (the “2002 ROD”), and the original Record of Decision for OUs 3-5 at the Site was signed on June 30, 2003 (the “2003 ROD”). A Record of Decision Amendment, signed June 26, 2007 (the “2007 ROD Amendment”), modified certain aspects of the selected remedy for OUs 2-5. The 2002 ROD, the 2003 ROD, and the 2007 ROD Amendment are collectively referred to herein as the “RODs”.
     The remedial design for OUs 2-5 is being prepared under a separate Settlement Agreement and Administrative Order on Consent, captioned In re Lower Fox River and Green Bay Site, U.S. EPA Region 5, CERCLA Docket No. V-W-’04-C-781 (the “RD Settlement Agreement”). The remedial design work is continuing under the RD Settlement Agreement, so this Phase 2B SOW and the accompanying Order do not address remedial design requirements for OUs 2-5. However, in performing the work

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under the Order and this Phase 2B SOW, the Affected Respondents shall coordinate their activities with the activities being performed under the RD Settlement Agreement, and all work to implement this Phase 2B SOW shall be consistent with all plans that are prepared and approved under the RD Settlement Agreement.
     EPA and WDNR previously determined that the remedial action for OUs 2-5 should be conducted in two main phases to expedite the response in a particular area known as the “Phase 1 Project Area.” The Phase 1 Project Area is just downstream from the De Pere dam, along the west bank of the Tower Fox River, near the City of Green Bay. Phase 1 of the remedial action addresses PCB-contaminated sediment in that area, which have especially high PCB concentrations. EPA and WDNR concluded that the accelerated removal of PCBs in that area would therefore have significant benefits to the environment and public health. Phase 1 of the remedial action is currently being implemented under a Consent Decree in the case captioned United States and the State of Wisconsin v. NCR Corporation and Sonoco-U.S. Mills. Inc., Case No. 06-C-484 (E.D. Wis.). All remaining elements of the remedial action in OUs 2-5 will be implemented in Phase 2.
     The Statement of Work that accompanies the RD Settlement Agreement recognizes that many elements of the remedial action for OUs 2-5 will be designed in a traditional, stepwise fashion (i.e., through sequential development of a Preliminary Design, Intermediate Design, Pre-Final Design, and Final Design), but it also specifies that certain other elements of remedial action that require long lead time planning shall be designed on an expedited basis, as necessary to permit commencement of full-scale sediment remediation for Phase 2 of the OU 2-5 remedial action at the start of the 2009 construction season. A specific plan and schedule for designing all elements of the remedial action that require long lead time planning will be set forth in an RD Work Plan Addendum that is due to be submitted on December 31, 2007. That plan and schedule must be designed to permit commencement of full-scale sediment remediation for Phase 2 of the OU 2-5 remedial action at the start of the 2009 construction season, such that sediment remediation occurs throughout the 2009 construction season. Full-scale sediment remediation will then continue throughout subsequent years, until completion of construction of the OU 2-5 remedial action.

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     To adhere to that project schedule, certain Affected Respondents will need to perform significant preparatory activities in 2008. EPA and WDNR have therefore determined that Phase 2 of the OU 2-5 remedial action should be subdivided and staged as follows: (i) Phase 2A consists of work to be performed before the end of 2008, in preparation for the commencement and continuation of full-scale sediment remediation within OUs 2-5; (ii) Phase 2B comprises all remaining work to implement the OU 2-5 remedial action (such as the performance of full-scale sediment remediation in 2009 and subsequent years) and other related response activities (such as operation and maintenance and long-term monitoring activities). Section III of this Phase 2B SOW identifies tasks that the Affected Respondents shall perform to implement the Phase 2B Work as required by Paragraph 47 and other corresponding provisions of the Order. Any and all remedial action work that is commenced under the separate Statement of Work for Phase 2A, but not completed in Phase 2A, shall be completed during Phase 2B pursuant to the Order and this Phase 2B SOW.
II. THE REMEDIAL ACTION
     The accompanying Order requires the Affected Respondents to implement all aspects of the remedy for OUs 2-5 as necessary to meet the Performance Standards and specifications set forth in the RODs, as summarized below.
     The Remedy in OU2 (Excluding Deposit DD). This portion of the remedy was unchanged by the 2007 ROD Amendment. The selected remedy is Monitored Natural Recovery (“MNR”). An institutional control plan and a long-term monitoring plan for PCB levels and possibly for mercury levels in water, sediment, and biota will be developed during the remedial design process, and the Affected Respondents will need to implement such institutional controls and long-term monitoring plans as part of the remedial action
     The Remedy in OU2 (Deposit DD), OU3, OU4, and OU5 (River Mouth). In these areas, the 2007 ROD Amendment adopted sediment dredging as the primary remedial approach for sediments exceeding the 1.0 ppm PCB Remedial Action Level (“RAL”), but permitted the use of other alternative remedial approaches (i.e., a combination of dredging and capping, capping alone, and/or placement of a sand cover) if certain

Appendix 3 - Page 3

performance standards specified by the 2007 ROD Amendment are met. The short-term and long-term objectives of the Amended Remedy include: removing and containing PCB-contaminated sediment in each OU to meet the RAL performance standard and/or the SWAC goal upon construction completion, as set forth in the 2007 ROD Amendment; achieving further reductions in PCB surface water and sediment concentrations through natural recovery processes; achieving corresponding reductions in PCB levels in the water column and in fish tissue; and ensuring improvement in PCB levels in surface water at the Site through long-term operation and maintenance and institutional controls. Pursuant to the accompanying Order, the Affected Respondents will need to perform all required sediment remediation in OUs 2-5 using the primary remedial approach and alternative remedial approaches in accordance with the RODs.
     The Remedy in OU5 (Excluding the River Mouth). This portion of the remedy was unchanged by the 2007 ROD Amendment. The selected remedy is MNR. An institutional control plan and a long-term monitoring plan for PCB levels and possibly for mercury levels in water, sediment, and biota will be developed during the remedial design process, and the Respondents will need to implement such institutional controls and long-term monitoring plans as part of the remedial action
     As discussed below, some aspects of the OU 2-5 remedial action will be performed under a separate Statement of Work for Phase 2A (the “Phase 2A SOW”) and all other elements of the overall remedy will be performed under this Phase 2B SOW.
III. THE PHASE 2B WORK
     A. Timing
     The Affected Respondents shall commence the work required by this Phase 2B SOW by no later than August 15, 2008 and shall continue such work until all requirements under the RODs have been met and the performance standards set forth in the RODs have been achieved. Among other things, the Affected Respondents will be required to prepare and submit a draft and final work plan for Phase 2B (hereinafter the “Phase 2B Work Plan”) by December 15, 2008, and the Affected Respondents will need to implement the approved Phase 2B Work Plan and perform other aspects of

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Phase 2B of the remedial action after the Phase 2A Performance Period ends on December 31, 2008.
     B. Scope of Phase 2B Work
     This Phase 2B SOW requires the Affected Respondents to: (i) prepare and submit a draft and final work plan for Phase 2B of the remedial action (the “Phase 2B Work Plan”) and certain other plans in accordance with the schedule specified by Section IV of this Phase 2B SOW; (ii) continue and complete all preparatory activities and all other remedial action activities that were required to be commenced under the Phase 2A SOW, but that were not completed during Phase 2A, after the Phase 2A Performance Period ends on December 31, 2008; (iii) perform all remaining aspects of the remedial action for OUs 2-5 in accordance with the RODs, Phase 2B Work Plan, and this Phase 2B SOW; and (iv) perform all other response activities — such as operation and maintenance and long-term monitoring activities — specified by the RODs, the Phase 2B Work Plan, and all pertinent plans approved under the RD Settlement Agreement (hereinafter the “Phase 2B Work”). The Phase 2B Work shall include commencement of full-scale sediment remediation at the start of the 2009 construction season (such that sediment remediation occurs throughout the 2009 construction season), continuation of full-scale sediment remediation throughout subsequent years (until completion of construction of the OU 2-5 remedy), and performance of operation and maintenance and long-term monitoring activities (during and after construction of the remedy, as required by the RODs, the Phase 2B Work Plan, and all pertinent plans approved under the RD Settlement Agreement).
     C. The Phase 28 Work Plan
     The Affected Respondents shall prepare a Phase 20 Work Plan that establishes detailed plans and schedules for performance of all elements of the Phase 2B Work, and shall submit that work plan to U.S. EPA and WDNR in accordance with Paragraph 49 of the Order and the schedule specified by Section IV of this Phase 2B SOW. The Phase 2B Work Plan shall include, but shall not be limited to, plans and schedule for:
- Continuing and completing all preparatory activities and all other remedial action activities that were required to be commenced under the Phase 2A SOW,

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but that were not completed during Phase 2A, after the Phase 2A Performance Period ends on December 31, 2008;
- Implementing all aspects of the approved Final Design prepared under the RD Settlement Agreement, including:
- Providing an overall schedule for performing all aspects of the remedial action in OUs 2-5, with dates for major interim milestones and for completing construction of the remedy;
- Providing detailed plans for performing the remedial action over multiple construction seasons, with dredging, capping, and cover target quantities broken out by season, OU, and OU sub-area (such as dredge management unit);
- Providing a detailed description of sediment load out, transportation, and disposal plans; and
- Implementing all aspects of the approved Final Operation, Maintenance and Monitoring Plan and the approved Final Long-Term Monitoring Plan prepared under the RD Settlement Agreement.
The Phase 2B Work Plan shall also include a description of qualifications of key personnel performing the Phase 2B Work, including contractor personnel.
     D. Other Phase 2B Work Requirements
          1. Phase 2B Health and Safety Plan
     The Affected Respondents shall prepare a Health and Safety Plan for the Phase 2B Work, and shall submit that Plan to U.S. EPA and WDNR in accordance with Paragraph 49 of the Order and the schedule specified by Section IV of this Phase 2B SOW. The Plan shall be designed to protect on-site personnel and area residents from physical, chemical and all other hazards posed by activities conducted as part of the Phase 2B Work, and shall cover health and safety matters not addressed by the Community Health and Safety Plan that will be prepared pursuant to the RD Settlement Agreement. The Affected Respondents shall perform the Phase 2B Work in accordance with the approved Phase 2B Health and Safety Plan.
          2. Financial Assurance
     By no later than January 15, 2009, the Affected Respondents shall comply with

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the financial assurance requirements specified by Subparagraph 70.c of the Order.
          3. Access Agreements
     By no later than January 15, 2009, the Affected Respondents shall obtain all access agreements required for performance of the Phase 26 Work, as described by Paragraph 71 of the Order.
          4. Community Relations Support
     U.S. EPA shall implement a community relations program. The Affected Respondents shall cooperate with the U.S. EPA and at the request of U.S. EPA, shall participate in the preparation of appropriate information to be disseminated by U.S. EPA to the public. At the request of U.S. EPA, the Affected Respondents shall participate in public meetings that may be held or sponsored by U.S. EPA to explain activities at or concerning the Site.
     Community relations support will be consistent with Superfund community, relations policy, as stated in the “Guidance for Implementing the Superfund Program” and Community Relations in Superfund — A handbook.
          5. Progress Reports
     The Affected Respondents shall submit monthly progress reports on the Phase 2B Work pursuant to Paragraph 60 of the Order. Upon request by U.S. EPA, the Affected Respondents shall also provide more frequent progress reports (e.g., daily and/or weekly reports on sediment remediation progress and production).
     E. Implementation of the Phase 2B Work
     The Affected Respondents shall implement the Phase 28 Work in accordance with the RODS, this Phase 2B SOW, and the plans and schedules contained in the approved Phase 2B Work Plan. The Affected Respondents also shall perform the Phase 2B Work in accordance with all pertinent plans approved under the Phase 2A SOW and the RD Settlement Agreement, including: (i) the Final Design; (ii) the Phase 2A Health and Safety Plan; (iii) the Phase 2A Contingency Plan; (iv) the Phase 2A Construction Quality Assurance Project Plan; (v) the Community Health and Safety Plan prepared under the RD Settlement Agreement; (vi) the Contingency Plan prepared under the RD Settlement Agreement; (vii) the Construction Quality Assurance Project Plan prepared under the RD Settlement Agreement; (viii) the Mitigation Plan prepared

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under the RD Settlement Agreement; (ix) the Institutional Control Implementation and Assurance Plan; (x) the Sediment Removal Verification/Capping and Covering Plan; (xi) the Operation, Maintenance, and Monitoring Plan; and (xii) the Long-Term Monitoring Plan.
IV. SUMMARY OF MAJOR MILESTONES AND DEADLINES
     A summary of major milestones for the Phase 2B Work is presented below. The Affected Respondents shall adhere to the following schedule unless it is modified in writing by U.S. EPA’s Remedial Project Manager.

Appendix 3 - Page 8

Milestone	Schedule

Monthly Progress Reports	Due on a monthly basis, as described in the Order

Draft Phase 2B Work Plan	Due by no later than October 1, 2008

Final Phase 2B Work Plan	Target Date: December 15, 2008 Due Date: Due no later than 30 calendar days after receipt of U.S. EPA’s comments on the Draft Phase 2B Work Plan

Final Phase 2B Health and Safety Plan	Due by no later than December 15, 2008

Deadline for compliance with financial assurance requirements under Subparagraph 70.c of the Order	January 15, 2009

Deadline for obtaining access agreements under Paragraph 71 of the Order	January 15, 2009

Performance of all other elements of the Phase 2B Work	Due to be performed in accordance with the schedule contained in the approved Phase 2B Work Plan

Appendix 3 - Page 9